UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Allegion Public Limited Company
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NOTICE OF 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS
The Annual General Meeting of Shareholders of Allegion plc (the “Company”) will be held at the following location to consider and vote upon the following proposals:

When		June 5, 2018, at 5:30 p.m., local time

Location		The Shelbourne, 27 St. Stephen’s Green, Dublin 2, Ireland

Items of Business	1.	By separate resolutions, to elect as directors for a period of one year expiring at the end of the Annual General Meeting of Shareholders of the Company in 2019, the following seven individuals:
		(a)	Carla Cico	(e)	Dean I. Schaffer
		(b)	Kirk S. Hachigian	(f)	Charles L. Szews
		(c)	Nicole Parent Haughey	(g)	Martin E. Welch III
		(d)	David D. Petratis
	2.	To give advisory approval of the compensation of the Company’s named executive officers.
	3.	To approve the appointment of PricewaterhouseCoopers as independent auditors of the Company and authorize the Audit and Finance Committee of the Board of Directors to set the auditors’ remuneration.
	4.	To renew the Board of Directors’ existing authority to issue shares.
	5.	To renew the Board of Directors’ existing authority to issue shares for cash without first offering shares to existing shareholders. (Special Resolution)
	6.	To conduct such other business properly brought before the meeting.

Record Date		Only shareholders of record as of the close of business on April 6, 2018, are entitled to receive notice of and to vote at the Annual General Meeting.
Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet or telephone as explained in the accompanying proxy statement or filling in, signing, dating, and promptly mailing a proxy card. Your proxy must be received by 11:59 p.m. Eastern Time on June 4, 2018.

By Order of the Board of Directors,
S. WADE SHEEK
Secretary
IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND AND VOTE, THEN YOU ARE ENTITLED USING THE FORM PROVIDED (OR THE FORM IN SECTION 184 OF THE COMPANIES ACT 2014) TO APPOINT A PROXY OR PROXIES TO ATTEND THE ANNUAL GENERAL MEETING AND VOTE ON YOUR BEHALF. A PROXY IS NOT REQUIRED TO BE A SHAREHOLDER OF THE COMPANY. IF YOU WISH TO APPOINT AS PROXY ANY PERSON OTHER THAN THE INDIVIDUALS SPECIFIED ON THE PROXY CARD PROVIDED, PLEASE CONTACT THE COMPANY SECRETARY AT OUR REGISTERED OFFICE.
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on June 5, 2018: The Annual Report, the Form 10-K, the Proxy Statement and the Irish Statutory Accounts are available at www.proxyvote.com.

Registered Office Address: Block D Iveagh Court Harcourt Road Dublin 2, Ireland Company No. 527370	U.S. Mailing Address: c/o Schlage Lock Company LLC 11819 N. Pennsylvania Street Carmel, Indiana 46032

Page
SUMMARY INFORMATION	i
PROPOSALS REQUIRING YOUR VOTE	1
Item 1. Election of Directors	1
Item 2. Advisory Approval of the Compensation of Our Named Executive Officers	5
Item 3. Approval of Appointment of Independent Auditors	6
Audit and Finance Committee Report	6
Fees of the Independent Auditors	7
Item 4. Renewal of Board of Directors’ Existing Authority to Issue Shares	8
Item 5. Renewal of Board of Directors’ Existing Authority to Issue Shares for Cash Without First Offering Shares to Existing Shareholders (Special Resolution)	9
CORPORATE GOVERNANCE	10
COMPENSATION OF DIRECTORS	16
COMPENSATION DISCUSSION AND ANALYSIS	17
COMPENSATION COMMITTEE REPORT	29
EXECUTIVE COMPENSATION	30
INFORMATION CONCERNING VOTING AND SOLICITATION	42
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	46
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	46
SHAREHOLDER PROPOSALS AND NOMINATIONS	46
HOUSEHOLDING	47

SUMMARY INFORMATION
This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about these topics, please review Allegion plc’s Annual Report on Form 10-K and the entire Proxy Statement.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

When	June 5, 2018 at 5:30 p.m., local time

Location	The Shelbourne
27 St. Stephen's Green
Dublin 2, Ireland

Record Date	April 6, 2018

Voting	Shareholders as of the record date are entitled to vote. Each ordinary share is entitled to one vote for each director nominee and each of the other proposals.

Attendance	All shareholders of record on the record date may attend the meeting.

MEETING AGENDA AND VOTING RECOMMENDATIONS
The following items will be submitted for shareholder approval at the Annual General Meeting.

Agenda Item	Vote Required	Board Recommendation	Page
Election of seven directors named in the proxy statement	Majority of votes cast	For	1
Advisory approval of the compensation of the Company’s named executive officers	Majority of votes cast	For	5
Approval of appointment of PricewaterhouseCoopers as the Company’s independent auditors and authorize the Audit and Finance Committee to set auditors’ remuneration	Majority of votes cast	For	6
Renewal of the Board of Directors’ existing authority to issue shares	Majority of votes cast	For	8
Renewal of the Board of Directors’ existing authority to issue shares for cash without first offering shares to existing shareholders (Special Resolution)	75% of votes cast	For	9

CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to good corporate governance practices that promote the long-term interests of shareholders, strengthen Board and management accountability and help build public trust. The following is a summary of our corporate governance practices. Additional information is found under the Corporate Governance section of this Proxy Statement.

Things We Do		Things We Don’t Do
✓	Substantial majority of independent directors (6 of 7)	✗	No pledging of Company stock
✓	Annual election of directors	✗	No hedging of Company stock
✓	Majority vote for directors	✗	No tax gross-ups in change-in-control agreements
✓	Independent Lead Director	✗	No excessive perquisites
✓	Term limit for non-employee directors	✗	No option repricing without shareholder approval
✓	Annual Board and committee self-assessments	✗	No dividend equivalents on unearned awards
✓	Executive sessions of non-management directors
✓	Align pay with Company performance
✓	Executive and director stock ownership guidelines
✓	Clawback provisions for performance based compensation
✓	Board oversight of risk management
✓	Succession planning at all levels, including for Board and CEO

i

EXECUTIVE COMPENSATION
Our executive compensation program is designed to create a pay-for-performance culture by aligning the compensation program to the achievement of our strategic objectives and with shareholder interests. Our strategic objectives are: (i) expand in core markets; (ii) opportunistic acquisitions; (iii) enterprise excellence; (iv) innovation in existing and new product categories; and (v) growth in emerging markets.
The primary objectives of our executive compensation program are to:

•	Create and reinforce our pay-for-performance culture;

•	Align the interests of management with our shareholders;

•	Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay;

•	Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk; and

•	Integrate with our performance management process of goal setting and formal evaluation.
Pay-for-Performance
We achieved the following strong financial performance related to our executive compensation program:

•	Annual adjusted revenue of $2,408 million, an increase of 8% compared to prior year;

•	Adjusted Earnings Before Interest Tax Depreciation and Amortization of $562 million, an increase of 8.6% compared to prior year;

•	Available Cash Flow of $354 million, an increase of 7.4% compared to prior year;

•	Adjusted earnings per share of $3.72, an increase of 17% compared to prior year; and

•	Total shareholder return of 53.3% for the 2015 - 2017 performance period, which falls into the 64th percentile of the S&P 400 Capital Goods Index.
Based on this performance, we achieved 122% of target financial performance score under the Annual Incentive Plan (subject to region- and individual-specific performance) and a 178% of target payout of the Performance Share Unit awards for the 2015 - 2017 performance period.

ELECTION OF DIRECTORS
Set forth below is summary information about each director nominee the Board is recommending for election:

Nominee	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Carla Cico	57	2013	Former Chief Executive Officer of Rivoli S.p.A.	✓	• Audit and Finance • Compensation • Corporate Governance and Nominating
Kirk S. Hachigian (Lead Director)	58	2013	Chairman and Interim Chief Executive Officer of JELD-WEN Holding, Inc.	✓	• Audit and Finance • Compensation • Corporate Governance and Nominating (Chair)
Nicole Parent Haughey	46	2017	Former Chief Operating Officer of Mimeo.com	✓	• Audit and Finance • Compensation • Corporate Governance and Nominating
David D. Petratis	60	2013	Chairman, President and Chief Executive Officer of Allegion plc
Dean I. Schaffer	66	2014	Former Partner of Ernst & Young LLP	✓	• Audit and Finance • Compensation (Chair) • Corporate Governance and Nominating
Charles L. Szews	61	2018	Former Chief Executive Officer of Oshkosh Corporation	✓	• Compensation • Corporate Governance and Nominating
Martin E. Welch III	69	2013	Former Executive Vice President and Chief Financial Officer of Visteon Corporation	✓	• Audit and Finance (Chair) • Compensation • Corporate Governance and Nominating

ii

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
We are asking for your advisory approval of the compensation of our named executive officers. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. Before considering this proposal, please read our Compensation Discussion and Analysis, which explains our executive compensation program and the Compensation Committee’s compensation decisions.

APPOINTMENT OF INDEPENDENT AUDITORS
We are asking you to approve the appointment of PricewaterhouseCoopers (“PwC”) as our independent auditors for 2018 and to authorize the Audit and Finance Committee to set PwC’s remuneration.

RENEWAL OF BOARD OF DIRECTORS’ EXISTING AUTHORITY TO ISSUE SHARES
We are seeking approval to authorize our Board of Directors to issue up to 33% of our issued ordinary share capital as of April 6, 2018 (the latest practicable date before this proxy statement), for a period expiring 18 months from November 17, 2018 (the date on which our existing authority expires), unless previously renewed, varied or revoked.

RENEWAL OF BOARD OF DIRECTORS’ EXISTING AUTHORITY TO ISSUE SHARES FOR CASH WITHOUT FIRST OFFERING SHARES TO EXISTING SHAREHOLDERS
We are seeking approval to authorize of our Board of Directors to opt out of the statutory pre-emption rights provision in the event of (1) the issuance of shares for cash in connection with any rights issue and (2) any other issuance of shares for cash, if the issuance is limited to up to 5% of our issued ordinary share capital as of April 6, 2018 (the latest practicable date before this proxy statement), for a period expiring 18 months from November 17, 2018 (the date on which our existing authority expires), unless previously renewed, varied or revoked.

2019 ANNUAL GENERAL MEETING

Deadline for shareholder proposals for inclusion in the proxy statement:	December 21, 2018
Deadline for business proposals and nominations for director:	March 7, 2019

iii

PROXY STATEMENT

This Proxy Statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials, are first being mailed to shareholders of record on April 6, 2018 (the “Record Date”) on or about April 20, 2018.
PROPOSALS REQUIRING YOUR VOTE
Item 1. Election of Directors
We use a majority of votes cast standard for the election of directors in uncontested elections. A majority of the votes cast means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. In contested elections, where there is more than one nominee competing for a director seat, directors are elected by an affirmative plurality of the votes cast. Under our articles of association, if a director is not re-elected in a director election, the director shall retire at the close or adjournment of the Annual General Meeting.
Each director of the Company is being nominated for election for a one-year term beginning at the 2018 Annual General Meeting of Shareholders to be held on June 5, 2018 (the “Annual General Meeting”) and expiring at the end of the 2019 Annual General Meeting of Shareholders.
The Board of Directors recommends a vote FOR the following directors:

Carla Cico
Age	57

Director Since	2013

Experience	Former Chief Executive Officer of Rivoli S.p.A. (prefabricated infrastructure company) from 2009 to 2011
Current Directorships	None

Former Directorships	Alcatel-Lucent e2v technologies plc

Director Qualifications
Ms. Cico’s experience leading a prefabricated infrastructure company offers a deep understanding of the building and construction industries. She brings a unique perspective to the Board with her direct knowledge of application expertise, regulatory requirements, complex configurations and working with architects, contractors and engineers to adhere to specific safety requirements, all of which influence the successful execution of our strategic plan. Ms. Cico was cited as one of the most powerful women in international business in Forbes (1994) and Fortune (1995). She offers extraordinary insight into regional and global economic, social and political issues.

Kirk S. Hachigian
Age	58

Director Since	2013

Lead Director Since	2013

Experience
Chairman of JELD-WEN Holding, Inc. (global manufacturer of doors and windows) since 2015, Interim Chief Executive Officer since February 2018 and President and Chief Executive Officer from 2014 to 2015
Former Chairman, President and Chief Executive Officer of Cooper Industries plc (global manufacturer of electrical components for the industrial, utility and construction markets) from 2006 to 2012

Current Directorships	JELD-WEN Holding, Inc. NextEra Energy Paccar Inc.

Former Directorships	Cooper Industries plc
Director Qualifications
Mr. Hachigian’s experiences as chairman and chief executive officer of JELD-WEN Holding, Inc., a $3.5 billion global manufacturer, and Cooper Industries plc, a $6 billion global manufacturer, bring substantial expertise to all of our operational and financial matters, including global manufacturing, engineering, marketing, labor relations, channel management and investor relations. His prior work will benefit our Board of Directors and management team as we pursue future business opportunities globally. He has a successful track record of creating value for shareholders, completing the $13 billion merger of Cooper Industries with Eaton Corporation in 2012. In addition, his leadership of an organization incorporated in Ireland provides valuable oversight experience to our Irish financial reporting and accounting requirements. His executive leadership positions directly correspond to key elements of our growth and operational strategies.

Nicole Parent Haughey
Age	46

Director Since	2017

Experience
Former Chief Operating Officer of Mimeo.com (a technology company in printed and digital content management and distribution) from 2016 to 2018.
Former Vice President, Corporate Strategy and Business Development of United Technologies Corporation (a global manufacturing company) from 2013 to 2015
Former Managing Partner and Co-Founder of Vertical Research Partners, LLC (an equity research and consulting firm) from 2009 to 2013

Current Directorships	None

Former Directorships	None

Director Qualifications
Mrs. Parent Haughey’s experience as a chief operating officer and a senior leader of global companies brings significant expertise to the Board of Directors. Her deep understanding of strategic planning, finance, capital allocation, mergers and acquisitions, and sales and marketing will benefit the Board as it oversees and develops the Company’s long-term growth strategies. In addition, Mrs. Parent Haughey’s in-depth knowledge of the investment community and markets provides key insights into investors and capital markets.

David D. Petratis
Age	60

Director Since	2013

Experience
Chairman, President and Chief Executive Officer of Allegion plc since 2013
Former Chairman, President and Chief Executive Officer of Quanex Building Products Corporation (a manufacturer of engineered material and components for the building products markets) from 2008 to 2013

Current Directorships	None

Former Directorships	Gardner Denver, Inc. Quanex Building Products Corporation

Director Qualifications
Mr. Petratis’s successful leadership of global manufacturing companies brings significant experience and expertise to the Company’s management and governance. In particular, Mr. Petratis has an extensive background in the building products industry, as well as strong experience with operations and lean manufacturing, distribution and channel marketing and management, the merger and acquisition process, and strategy development.

Dean I. Schaffer
Age	66

Director Since	2014

Experience	Independent Tax Consultant since 2017 Former Partner of Ernst & Young LLP (an international public accounting firm) from 1975 to 2014

Current Directorships	None

Former Directorships	None

Director Qualifications
Mr. Schaffer’s experience as a partner of an international accounting firm brings significant expertise to the Board of Directors in the areas of taxation, governance, strategy and acquisitions. During his career, Mr. Schaffer served on Ernst & Young’s Americas Executive Board, as the co-lead of the Americas Office of the Chairman Global Accounts Network and senior partner in the New York office and worked with many of the firm’s largest clients. Mr. Schaffer’s expertise will benefit the Board of Directors as it oversees our financial reporting and our governance and as it develops our tax and growth strategies.

Charles L. Szews
Age	61

Director Since	2018

Experience	Former Chief Executive Officer of Oshkosh Corporation (a manufacturer of specialty vehicles and vehicle bodies ) from 2011 to 2015

Current Directorships	Commercial Metals Company Group 1 Automotive Inc. Rowan Companies plc

Former Directorships	Gardner Denver, Inc. Oshkosh Corporation

Director Qualifications
Mr. Szews’s successful leadership of a $6 billion global manufacturing company, as well as his deep understanding of financial matters as a former chief financial officer, bring substantial expertise to our Board. Mr. Szews has a strong background in both the residential and non-residential construction markets. In addition, his extensive operational and strategic experience offers a deep understanding of strategy development and deployment, capital allocation, shareholder relations, mergers and acquisitions, Lean, new product development, supply chain management and international sales and business management. Mr. Szews’s leadership will provide practical insights as we continue to execute our growth and operational strategies.

Martin E. Welch III
Age	69

Director Since	2013

Experience
Former Executive Vice President and Chief Financial Officer of Visteon Corporation (a global automotive parts supplier) from 2011 to 2012
Former Executive Vice President and Chief Financial Officer of United Rentals, Inc. (an equipment rental company) from 2005 to 2009

Current Directorships	Global Brass and Copper Holdings, Inc.

Former Directorships	None

Director Qualifications
Mr. Welch’s experience as a chief financial officer brings substantial financial expertise to our Board. His senior leadership experience with global manufacturing companies brings a deep understanding of financings, mergers, acquisitions, divestitures, investments and strategic transactions as well as how to guide companies through changing markets. We believe this experience will benefit our Board as it develops our growth strategy, guiding the Company through an evolving marketplace and helping to drive our operational improvement. In addition, Mr. Welch’s experience as a business adviser to a private equity firm will benefit the Company’s long-term strategic planning.

Item 2. Advisory Approval of the Compensation of Our Named Executive Officers
We are presenting the following proposal, commonly known as a “Say-on-Pay” proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for named executive officers (“NEOs”) by voting for or against the following resolution:
“RESOLVED, that the shareholders approve the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s proxy statement.”
While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.
The primary objectives of our executive compensation program are to:

•	Create and reinforce our pay-for-performance culture;

•	Align the interests of management with our shareholders;

•	Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay;

•	Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk; and

•	Integrate with our performance management process of goal setting and formal evaluation.
By following these objectives, we believe that our compensation program for NEOs is strongly aligned with the long-term interests of our shareholders.
The Board of Directors recommends a vote FOR the advisory approval of the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement.

Item 3. Approval of Appointment of Independent Auditors
At the Annual General Meeting, shareholders will be asked to approve the appointment of PricewaterhouseCoopers (“PwC”) as our independent auditors for the fiscal year ending December 31, 2018, and to authorize the Audit and Finance Committee of our Board of Directors to set the independent auditors’ remuneration. PwC acted as our independent auditor since 2013 and has familiarity with our affairs. Based on such familiarity and its ability, we believe PwC is best qualified to perform this important function.
Representatives of PwC will be present at the Annual General Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.
The Board of Directors recommends a vote FOR the proposal to approve the appointment of PwC as independent auditors of the Company and to authorize the Audit and Finance Committee of the Board of Directors to set the auditors’ remuneration.
Audit and Finance Committee Report
While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Audit and Finance Committee reviews the Company’s audited financial statements and financial reporting process on behalf of the Board of Directors. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue a report thereon. The Audit and Finance Committee monitors those processes. In this context, the Audit and Finance Committee has met and held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results. The Audit and Finance Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit and Finance Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit and Finance Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit and Finance Committee also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, as amended (Communication with Audit Committees), as adopted by the PCAOB.
In addition, the Audit and Finance Committee has received and reviewed the written disclosures and the PCAOB-required letter from PwC regarding PwC’s communications with the Audit and Finance Committee concerning independence and discussed with PwC its independence. The Audit and Finance Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. The Audit and Finance Committee has concluded that the independent auditors are independent from the Company and its management.
The Audit and Finance Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit and Finance Committee meets separately with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (“2017 Form 10-K”), for filing with the U.S. Securities and Exchange Commission (“SEC”). The Audit and Finance Committee has selected PwC, subject to shareholder approval, as the Company’s independent auditors for the fiscal year ending December 31, 2018.
AUDIT AND FINANCE COMMITTEE
Martin E. Welch III (Chair)
Carla Cico
Kirk S. Hachigian
Nicole Parent Haughey
Dean I. Schaffer

Fees of the Independent Auditors
The following table shows the fees we paid or accrued for audit and other services provided by PwC for the fiscal years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees (a)	$3,888,500	$3,536,500
Audit-Related Fees (b)	879,000	57,700
Tax Fees (c)	747,769	402,100
All Other Fees	—	—
Total	$5,515,269	$3,996,300
_______________

(a)	Audit Fees for the fiscal years ended December 31, 2016 and 2017 were for professional services rendered for the audits of our annual consolidated financial statements, including statutory audits.

(b)
Audit-Related Fees for the fiscal year ended December 31, 2016 consist of employee benefit plan audits and assurance services that are related to performing the audit and review of our financial statements. Audit-Related Fees for the fiscal year ended December 31, 2017 includes employee benefit plan audits and financial and tax due diligence.

(c)	The Tax Fees for the fiscal years ended December 31, 2016 and 2017 relate to consulting services.

The Audit and Finance Committee has adopted policies and procedures which require that the Audit and Finance Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The policy: (i) provides for pre-approval of an annual budget for each type of service; (ii) requires Audit and Finance Committee approval of specific projects over $50,000, even if included in the approved budget; and (iii) requires Audit and Finance Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit and Finance Committee pre-approved all of the services described above. The Audit and Finance Committee has determined that the provision of all such non-audit services is compatible with maintaining the independence of PwC.

Item 4. Renewal of the Board of Directors’ Existing Authority to Issue Shares
Under Irish law, shareholders of an Irish public limited company grant authority to the Board of Directors to issue any shares, including shares which are part of the company’s authorized but unissued share capital. Our current authorization is due to expire in November 2018. Because our authorization is due to expire, we are presenting this proposal to renew the Board’s authority to issue our authorized shares on the terms set forth below.
We are seeking approval to authorize our Board of Directors to issue up to 33% of our issued ordinary share capital as of April 6, 2018 (the latest practicable date before this proxy statement), for a period expiring 18 months from November 17, 2018 (the date on which our existing authority expires), unless previously renewed, varied or revoked. Notwithstanding the foregoing, we expect to propose renewal of this authorization at our annual general meeting in 2019 and on an annual basis in subsequent years.
Granting the Board of Directors this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including in connection with our equity compensation plans (where required) and, if applicable, funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant our Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are a New York Stock Exchange (“NYSE”) listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for most other companies listed on the NYSE with whom we compete. Renewal of the Board’s existing authority to issue shares is fully consistent with NYSE rules and listing standards and with U.S. capital markets practice and governance standards. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.
As required under Irish law, the resolution in respect of Item 4 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.
The text of this resolution is as follows:
“That the Directors be and are hereby generally and unconditionally authorized with effect from November 17, 2018 to exercise all powers of the Company to allot relevant securities (within the meaning of Section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $313,346 (31,334,645 shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 6, 2018 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from November 7, 2018, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the Directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

The Board of Directors recommends a vote FOR the renewal of the Board of Directors’ existing authority to issue shares.

Item 5. Renewal of the Board of Directors’ Existing Authority to Issue Shares for Cash Without First Offering Shares to Existing Shareholders
Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). Because our existing authorization will expire in November 2018, we are presenting this proposal to renew the Board of Directors’ authority to opt-out of the pre-emption right on the terms set forth below.
We are seeking approval to authorize our Board of Directors to opt out of the statutory pre-emption rights provision in the event of (1) the issuance of shares for cash in connection with any rights issue and (2) any other issuance of shares for cash, if the issuance is limited to up to 5% of our issued ordinary share capital as of April 6, 2018 (the latest practicable date before this proxy statement), for a period expiring 18 months from November 17, 2018 (the date on which our existing authority expires), unless previously renewed, varied or revoked. Notwithstanding the foregoing, we expect to propose renewal of this authorization at our annual general meeting in 2019 and on an annual basis in subsequent years.
Granting the Board of Directors this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Item 4, this authority is fundamental to our business and enables us to issue shares under our equity compensation plans (where required) and if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could undermine the operation of our compensation plans and cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for most other companies listed on the NYSE with whom we compete. Renewal of the Board’s existing authorization to opt out of the statutory pre-emption rights as described above is fully consistent with NYSE rules and listing standards and with U.S. capital markets practice and governance standards. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.
As required under Irish law, the resolution in respect of this Item 5 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.
The text of the resolution in respect of this proposal is as follows:
“As a special resolution, that, subject to the passing of the resolution in respect of Item 4 as set out above and with effect November 17, 2018, the directors be and are hereby empowered pursuant to Section 1023 of the Companies Act 2014 to allot equity securities (as defined in Section 1023 of that Act) for cash, pursuant to the authority conferred by Item 4 as if sub-section (1) of Section 1022 did not apply to any such allotment, provided that this power shall be limited to:

(a)
the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b)
the allotment (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $47,476 (4,747,673 shares) (being equivalent to approximately 5% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 6, 2018 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from November 17, 2018, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”
The Board of Directors recommends a vote FOR the renewal of the Board of Directors’ existing authority to issue shares for cash without first offering shares to existing shareholders.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES AND PRACTICES
Our Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. The following is a summary of our Corporate Governance Guidelines and our corporate governance practices. A copy of our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.allegion.com under the heading “About Allegion – Corporate Governance.”
Role of the Board of Directors
Our business is managed under the direction of the Board of Directors. The role of the Board of Directors is to oversee our management and governance and monitor senior management’s performance.
Board Responsibilities
The Board of Directors’ core responsibilities include, among other things:

•	selecting, monitoring, evaluating and compensating senior management;

•	assuring that management succession planning is ongoing;

•	overseeing the implementation of management’s strategic plans and capital allocation strategy;

•	reviewing our financial controls and reporting systems;

•	overseeing our management of enterprise risk;

•	reviewing our ethical standards and compliance procedures; and

•	evaluating the performance of the Board of Directors, Board committees and individual directors.
Board Leadership Structure
The Board of Directors believes that establishing the right leadership structure is one of its primary responsibilities and key to ensuring appropriate oversight of management and creating a strategic-asset Board. The right leadership structure will vary depending upon the needs of the Company and the Board’s assessment of the Chief Executive Officer (“CEO”). In evaluating its leadership structure, the Board considers a number of factors, including, the CEO’s experience and leadership, the Board and committee processes and procedures, investor feedback and best practices. The Board is committed to regularly evaluating its leadership structure.
Based upon Mr. Petratis’s extensive understanding of our business, our strategic goals, competitive pressures, Mr. Petratis’s demonstrated leadership and the current Board dynamics, the Board of Directors believes it is appropriate to combine the positions of Chairman of the Board and CEO of the Company at this time. It is the Board’s view that our corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position. The Board reserves the right to separate the roles of Chairman and CEO in the event there are changes in circumstances or performance.
The Board of Directors recognizes the need to appoint a strong, independent Lead Director when the positions of Chairman and CEO are combined. The Board believes establishing a Lead Director with clearly defined roles and responsibilities adequately addresses the need for independent leadership and an organizational structure for the independent directors. The Chairman and CEO is responsible for working with the Lead Director so that together they achieve the Board governance objectives outlined by the Board.
Mr. Hachigian has served as the Lead Director since December 2013, having most recently been re-appointed as Lead Director in June 2017. The Board of Directors appoints a Lead Director for a three-year minimum term from among the Board’s independent directors. The Lead Director coordinates the activities of all of the Board’s independent directors. The Lead Director is the principal confidant to the CEO and ensures that the Board of Directors has an open, trustful relationship with the Company’s senior management team. In addition to the duties of all directors, as set forth in the Company’s Governance Guidelines, the specific responsibilities of the Lead Director are as follows:

•	Chair the meetings of the independent directors when the Chairman is not present;

•	Ensure the full participation and engagement of all Board members in deliberations;

•	Lead the Board of Directors in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations and dismissal;

•	Counsel the Chairman on issues of interest/concern to directors and encourage all directors to engage the Chairman with their interests and concerns;

•
Work with the Chairman to develop an appropriate schedule of Board meetings and approve such schedule, to ensure that the directors have sufficient time for discussion of all agenda items, while not interfering with the flow of Company operations;

•	Work with the Chairman to develop the Board and Committee agendas and approve the final agendas;

•
Keep abreast of key Company activities and advise the Chairman as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board of Directors, the Lead Director will approve information provided to the Board and may specifically request the inclusion of certain material;

•	Engage consultants who report directly to the Board of Directors and assist in recommending consultants that work directly for Board Committees;

•
Work in conjunction with the Corporate Governance and Nominating Committee in compliance with Governance Committee processes to interview all Board candidates and make recommendations to the Board of Directors;

•
Assist the Board of Directors and Company officers in assuring compliance with and implementation of the Company’s Corporate Governance Guidelines; work in conjunction with the Corporate Governance Committee to recommend revisions to the Corporate Governance Guidelines;

•	Call, coordinate and develop the agenda for and chair executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the CEO;

•	Work in conjunction with the Corporate Governance and Nominating Committee to identify for appointment the members of the various Board Committees, as well as selection of the Committee chairs;

•	Be available for consultation and direct communication with major shareholders in coordination with the CEO;

•	Make a commitment to serve in the role of Lead Director for a minimum of three years; and

•	Help set the tone for the highest standards of ethics and integrity.
Board Risk Oversight
The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Board of Directors focuses on our general risk management strategy and the most significant risks we face and ensures that appropriate risk mitigation strategies are implemented by management. The full Board is responsible for considering strategic risks and succession planning and receives reports from each committee as to risk oversight within their areas of responsibility. The Board of Directors has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions as follows:

•
The Audit and Finance Committee oversees risks associated with our systems of disclosure controls and internal controls over financial reporting, our compliance with legal and regulatory requirements and risks associated with foreign exchange, insurance, credit and debt. The Audit and Finance Committee also oversees risks related to information technology, data privacy and cyber security.

•	The Compensation Committee considers risks related to the attraction and retention of talent and risks related to the design of compensation programs and arrangements.

•	The Corporate Governance and Nominating Committee oversees risks associated with our governance policies and practices as well as sustainability.
The Chief Financial Officer (“CFO”) is our Chief Risk Officer and, in that role, the Chief Risk Officer periodically reports on risk management policies and practices to the relevant Board Committee or to the full Board so that any decisions can be made as to any required changes in our risk management and mitigation strategies or in the Board’s oversight of these.
Finally, as part of its oversight of our executive compensation program, the Compensation Committee considers the impact of the executive compensation program and the incentives created by the compensation awards on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. We also engage our independent compensation consultant, Willis Towers Watson (“WTW”), to complete an assessment of risk. In 2017, the Compensation Committee and WTW concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Succession Planning
We believe that providing for continuity of leadership at both the Board of Directors and at the senior management levels is critical to our success. The Board regularly reviews emergency and long-term succession plans for the CEO. With the assistance of the CEO and our Senior Vice President - Human Resources and Communications, the Board annually reviews the performance of the members of senior management and succession plans for those members. The Board also discusses leadership development programs.
The Corporate Governance and Nominating Committee, led by the Lead Director, regularly evaluates the composition of the Board of Directors and succession plans. The Committee considers the needs of the Board and the Company in light of the overall composition of the Board with a view of achieving a balance of skills, experience and attributes that would contribute to the Board’s overall effectiveness and oversight of management. In addition, an evaluation of the Board, its effectiveness and its needs is part of the Board’s annual self-evaluation process.
Director Compensation and Stock Ownership
It is the policy of the Board of Directors that directors’ fees and annual restricted stock unit (“RSU”) awards be the sole compensation received by any non-employee director. The director stock ownership policy requires non-employee directors to own ordinary shares equal to three times their annual cash retainer. Non-employee directors must hold any shares acquired until the stock ownership requirement is met and must thereafter maintain the ownership requirement until retirement.
Board Size and Composition
The Board of Directors has the authority to set the size of the Board. The size of the Board of Directors is currently set at seven directors. The Board of Directors consists of a substantial majority of independent directors, with six independent, non-employee directors and one executive director. The Board of Directors may increase or decrease the size of the Board as it deems appropriate to function effectively as a body, subject to the Company’s Articles of Association. In addition, our Corporate Governance Guidelines require that all members of the committees of the Board must be independent directors. The Board of Directors has the following three standing committees: Audit and Finance Committee, Compensation Committee and Corporate Governance and Nominating Committee. The Board of Directors has determined that each member of these committees is “independent” as defined in the NYSE listing standards and our Guidelines for Determining Independence of Directors. In 2017, each non-employee director served on each Board committee. We expect to rotate chairs of the committees periodically.
Board Diversity
Our policy on Board diversity relates to the selection of nominees for the Board of Directors. In selecting a nominee for the Board, the Corporate Governance and Nominating Committee considers the skills, expertise and background that would complement the existing Board and ensure that its members are of sufficiently diverse and independent backgrounds, recognizing that our businesses and operations are diverse and global in nature. The Board of Directors has two female directors.
Board Advisors
The Board of Directors and its committees may, under their respective charters, retain their own advisors to assist in carrying out their responsibilities.
Executive Sessions
Our independent directors meet privately in regularly scheduled executive sessions, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are required to be held no less than twice each year.
Board Evaluation
The Corporate Governance and Nominating Committee assists the Board in evaluating its performance and the performance of the Board committees. Each committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.
The Corporate Governance and Nominating Committee annually reviews the evaluation process, including the evaluation format and appropriate topics. The Lead Director leads the evaluation process in each year other than the year immediately preceding appointment of the Lead Director. In that year, the Chairman leads the evaluation process.

Director Orientation and Education
We have developed an orientation program for new directors and provide continuing education for all directors. In addition, the directors are given full access to management and corporate staff as a means of providing additional information.
Director Nomination Process
The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management, a search firm or others, identifies candidates with those qualifications. Each director nominee was elected by the Company’s shareholders at the 2017 annual general meeting, other than Mrs. Parent Haughey and Mr. Szews. Mrs. Parent Haughey and Mr. Szews were recommended by the Corporate Governance and Nominating Committee and the CEO. In considering candidates, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Corporate Governance and Nominating Committee, in care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.
Application of Non-U.S. Corporate Governance Codes
Our Corporate Governance Guidelines and general approach to corporate governance as reflected in our Memorandum and Articles of Association and our internal policies and procedures are guided by U.S. practice and applicable federal securities laws and regulations and NYSE requirements. Although we are an Irish public limited company, we are not listed on the Irish Stock Exchange and therefore are not subject to the listing rules of the Irish Stock Exchange or any of its governance standards or guidelines.

DIRECTOR INDEPENDENCE
The Board of Directors has determined that all of our current directors, except Mr. Petratis, who is our CEO, are independent under the standards set forth in Exhibit I to our Corporate Governance Guidelines, which are consistent with the NYSE listing standards. In determining the independence of directors, the Board evaluated transactions between us and entities with which directors were affiliated that occurred in the ordinary course of business and that were provided on the same terms and conditions available to other customers. A copy of Exhibit I to our Corporate Governance Guidelines is available on our website, www.allegion.com, under the heading “About Allegion—Corporate Governance.”

COMMUNICATION WITH DIRECTORS
Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors or any individual director (including our Lead Director and Compensation Committee Chair) may do so either by sending a communication to the Board and/or a particular Board member, in care of the Secretary of the Company, or by e-mail at allegionboard@allegion.com. Depending upon the nature of the communication and to whom it is directed, the Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

CODE OF CONDUCT
We have adopted a worldwide Code of Conduct, applicable to all employees, directors and officers, including our CEO, our CFO and our Controller. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Conduct is available on our website located at www.allegion.com under the heading “About Allegion—Corporate Governance.” Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.

ANTI-HEDGING POLICY AND OTHER RESTRICTIONS
We prohibit our directors and executive officers from (i) purchasing any financial instruments designed to hedge or offset any decrease in the market value of our securities and (ii) engaging in any form of short-term speculative trading in our securities. Directors and executive officers are also prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan unless pre-approved by the Corporate Governance and Nominating Committee.

COMMITTEES OF THE BOARD
The Board of Directors oversees the management of the Company’s business and affairs. The Board has appointed three committees to help carry out its duties - the Audit and Finance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The Board has adopted a charter for each of these committees, copies of which are available on our website, www.allegion.com, under the heading “About Allegion—Corporate Governance.”
The following table sets forth the current membership for each Board Committee:

	Audit and Finance Committee	Compensation Committee	Corporate Governance and Nominating Committee
Carla Cico	✓	✓	✓
Kirk S. Hachigian	✓	✓	Chair
Nicole Parent Haughey	✓	✓	✓
Dean I. Schaffer	✓	Chair	✓
Charles L. Szews		✓	✓
Martin E. Welch III	Chair	✓	✓

Audit and Finance Committee	Key Functions

• Review annual audited and quarterly financial statements, as well as disclosures under our “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” with management and the independent auditors.
• Obtain and review periodic reports, at least annually, from management assessing the effectiveness of our internal controls and procedures for financial reporting.
• Oversight of internal audit, including the appointment and replacement of the senior internal auditor.
• Review our processes to assure compliance with all applicable laws, regulations and corporate policy.
• Oversee risk related to our financial reporting and compliance with legal and regulatory requirements.
• Recommend the accounting firm to be proposed for appointment by the shareholders as our independent auditors and review the performance of the independent auditors, including receipt of their annual independence statement.
• Review the scope of the audit and the findings and approve the fees of the independent auditors.
• Approve in advance permitted audit and non-audit services to be performed by the independent auditors.
• Review proposed borrowings and issuances of securities and cash management policies.
• Recommend to the Board of Directors the dividends to be paid on our ordinary shares.
• Review periodic reports of the investment performance of our employee benefit plans.

Independence

The Board of Directors has determined that each member of the Audit and Finance Committee is “independent” for purposes of the applicable rules and regulations of the SEC, as defined in the NYSE listing standards and our Corporate Governance Guidelines and has determined that each member of the Audit and Finance Committee meets the qualifications of a financial expert. The Board of Directors has determined that Mr. Welch meets the qualifications of an “audit committee financial expert.”

Compensation Committee	Key Functions

• Establish executive compensation policies.
• Approve the CEO’s compensation based on the evaluation by the Board of Directors of the CEO’s performance against the goals and objectives set by the Board of Directors.
• Approve compensation of officers.
• Review and approve executive compensation and benefit programs.
• Oversee our equity compensation plan.
• Review and recommend significant changes in principal employee benefit programs.
• Approve and oversee Compensation Committee consultants.
For a discussion concerning the processes and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis.”

Independence

The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the NYSE listing standards and our Corporate Governance Guidelines. In addition, the Board of Directors has determined that each member of the Compensation Committee qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Code.

Corporate Governance and Nominating Committee	Key Functions

• Identify individuals qualified to become directors and recommend the candidates for all directorships.
• Recommend individuals for election as officers.
• Review our Corporate Governance Guidelines and make recommendations for changes.
• Consider questions of independence and possible conflicts of interest of directors and executive officers.
• Take a leadership role in shaping our corporate governance.
• Oversee our sustainability efforts.

Independence

The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is “independent” as defined in the NYSE listing standards and our Corporate Governance Guidelines.

Board, Committee and Annual Meeting Attendance
The Board of Directors and its committees held the following number of meetings during the fiscal year ended December 31, 2017:

Board	5
Audit and Finance Committee	9
Compensation Committee	6
Corporate Governance and Nominating Committee	4
Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which he or she served during the year. It is the Board’s policy for non-employee directors to meet as necessary, but at least twice a year, in executive session to consider such matters as they deem appropriate without management being present. In 2017, the non-employee directors met in executive session five times.
We expect all Board members to attend the annual general meeting, but from time to time other commitments prevent all directors from attending the meeting. All of the then current directors attended the 2017 annual general meeting of shareholders.

COMPENSATION OF DIRECTORS
Director Compensation
Our director compensation program is designed to compensate non-employee directors fairly for work required for a company of our size and scope and align their interests with the long-term interests of our shareholders. The program reflects our desire to attract, retain and use the expertise of highly qualified people serving on our Board of Directors. The Corporate Governance and Nominating Committee periodically reviews the compensation level of our non-employee directors in consultation with the Committee’s independent compensation consultant and makes recommendations to the Board of Directors. Employee directors do not receive any additional compensation for serving as a director.
Our director compensation program for non-employee directors consisted of the following elements:

Compensation Element	Compensation Value
Annual Cash Retainer	$140,000
Audit and Finance Committee Chair Cash Retainer	$15,000
Compensation Committee Chair Cash Retainer	$12,000
Corporate Governance and Nominating Committee Chair Cash Retainer (unless also the Lead Director)	$10,000
Lead Director Cash Retainer (plus $5,000 if also the Corporate Governance and Nominating Committee Chair)	$20,000
Additional Meetings or Unscheduled Planning Session Fees *	$1,500 (per meeting or session)
Annual Grant of RSUs	$100,000
* The Board has 5 regularly scheduled meetings each year. The Audit and Finance Committee has 9 regularly scheduled meetings each year; the Compensation Committee has at least 5 regularly scheduled meetings each year; and the Corporate Governance and Nominating Committee has at least 3 regularly scheduled meetings each year.

Share Ownership Requirement
To align the interest of the directors with the shareholders, the Board of Directors adopted a share ownership policy applicable to non-employee directors. Directors are required to own ordinary shares with a value equal to three times the annual cash retainer ($420,000), calculated as of the date of the share acquisition.
Director Product Program
In order for non-employee directors to develop a deeper understanding of our products and services, we maintain a program that permits directors to receive up to $2,000 of our products and services in any fiscal year.
2017 Director Compensation
The compensation paid or credited to our non-employee directors for the year ended December 31, 2017, is summarized in the table below. Mr. Szews joined the Board of Directors in April 2018.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(a)	All Other Compensation ($)(b)	Total ($)
M. J. Chesser	140,000	100,032	—	240,032
C. Cico	140,000	100,032	1,846	241,878
K. S. Hachigian	165,000	100,032	—	265,032
N. Parent Haughey (c)	44,511	—	—	44,511
D. I. Schaffer	151,132	100,032	—	251,164
M. E. Welch	155,000	100,032	—	255,032
____________________

(a)
The amount represents the aggregate grant date fair value of the annual grant of RSUs to non-employee directors, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. As of December 31, 2017, each non-employee director, other than Mrs. Parent Haughey, held 1,273 RSUs. Mrs. Parent Haughey did not hold any equity awards as of December 31, 2017.

(b)	The aggregate amount of perquisites and other personal benefits received by each non-employee director in 2017 was less than $10,000.

(c)	Mrs. Parent Haughey joined the Board on September 7, 2017.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs and the compensation decisions made by the Compensation Committee under those programs. This CD&A focuses on the compensation of our NEOs for 2017, which were:

Name	Position
D. D. Petratis	Chairman, President and CEO (“CEO”)
P. S. Shannon	Senior Vice President and CFO (“CFO”)
J. N. Braun	Senior Vice President and General Counsel
T. P. Eckersley	Senior Vice President - Americas
L. V. Moretti	Senior Vice President - EMEIA
This CD&A is divided into the following sections:

•	Executive Summary

•	Compensation Philosophy and Design Principles

•	How We Make Compensation Decisions

•	Compensation Elements

•	2017 Compensation Structure Decisions

•	2017 Incentive Program Designs and Compensation Values for 2017 Performance

•	2018 Compensation

•	Other Compensation and Tax Matters

EXECUTIVE SUMMARY
In this section, we highlight 2017 performance and key actions that our Compensation Committee took to support our strategic objectives and to effectively align the interests of our NEOs with shareholders.
2017 Allegion Performance
We achieved the following strong financial performance related to our executive compensation program:

$2,408m of Annual Adjusted Revenue	$354m Available Cash Flow
8% Annual Adjusted Revenue Growth	Available Cash Flow (“ACF”) increased by 7.4% over the prior year

$562m EBITDA	$3.72 Adjusted EPS	64th Percentile TSR
Adjusted Earnings Before Interest Tax Depreciation and Amortization grew 8.6% over the prior year	Adjusted Earnings Per Share increased 17% over the prior year	Total Shareholder Return of 53.3% for the 2015 - 2017 Performance Period
Consistent with our philosophy, the achievement of this above-target performance resulted in above-target compensation under our incentive plans. These results led to a 122% of target financial performance score under the Annual Incentive Plan (“AIP”) (subject to region- and individual-specific performance) and a 178% of target payout of the performance share unit awards (“PSUs”) for the 2015 - 2017 performance period.

Overview of 2017 NEO Target Compensation
The target compensation for our NEOs in 2017 was:

NEO	Base Salary ($)	Annual Incentive Target Value ($)	Long-term Incentive Target Value ($)	Total Target Compensation ($)
D. D. Petratis	950,000	1,045,000	3,350,000	5,345,000
P. S. Shannon	505,000	378,750	850,000	1,733,750
J. N. Braun	400,000	240,000	450,000	1,090,000
T. P. Eckersley	450,000	315,000	550,000	1,315,000
L. V. Moretti*	352,066	228,843	300,000	880,909

*	Ms. Moretti is paid in Euros. The U.S. Dollar (“USD”) amounts above are shown as of April 2017 based on the Euro to USD exchange rate at that time.
Overall Pay Mix
As illustrated in the charts below, we place a significant emphasis on performance-based compensation (short- and long-term) so that a substantial percentage of each NEO’s total direct target compensation is contingent on the successful achievement of our strategic goals, in accordance with our compensation philosophy.

Consideration of 2017 Advisory Vote on Executive Compensation
The Compensation Committee regularly reviews the philosophy, objectives and elements of our executive compensation programs in relation to our short- and long-term business objectives. In undertaking this review, the Compensation Committee considers the views of shareholders as reflected in their annual advisory vote on our executive compensation proposal. At our 2017 annual general meeting, shareholders approved our executive compensation proposal by an overwhelming majority (approximately 98%). Based on the Compensation Committee’s review and the support our executive compensation programs received from shareholders, the Compensation Committee maintained the core elements of our executive compensation programs in 2017.

COMPENSATION PHILOSOPHY AND DESIGN PRINCIPLES
Compensation Philosophy and Executive Compensation Program Objectives
Our executive compensation program is designed to create a pay-for-performance culture by aligning the compensation program to the achievement of our strategic objectives and with shareholder interests. Our strategic objectives are: (i) expand in core markets; (ii) opportunistic acquisitions; (iii) enterprise excellence; (iv) innovation in existing and new product categories; and (v) growth in emerging markets. We strive to provide our NEOs with a compensation package that is aligned with the market median, with the expectation that above-target performance will result in above-median pay, and below-target performance will result in below-median pay.

The primary objectives of our executive compensation program and the guiding principles for setting and awarding executive compensation are:

Create and reinforce our pay-for-performance culture	The compensation program should pay for performance. Exceptional performance should result in increased compensation; missing performance goals should result in reduced or no incentive pay.
Align the interests of management with our shareholders
To better align the interests of management with the interests of shareholders, a significant portion of executive compensation should be equity based, and stock ownership guidelines should be utilized to better ensure a focus on long-term, sustainable growth.

Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay	Compensation should be competitive with those organizations with which we compete for top talent.
Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk
Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to ensure that excessive risk is not encouraged.

Integrate with our performance management process of goal setting and formal evaluation	Target level goals should be generally aligned with the strategy and the Annual Operating Plan (“AOP”), and be considered stretch yet achievable, as appropriately established, for each year.
Maintaining Best Practices Regarding Executive Compensation
Our Compensation Committee intends to compensate our NEOs effectively and consistent with the objectives and design principles outlined above. We have adopted the following compensation practices, which are intended to promote strong governance and alignment with shareholder interests:

Compensation Committee Practices
Independence of Committee members
Committee members satisfy the NYSE independence standards, are “non-employee directors” under SEC rules and satisfy the requirements of an “outside director” for purposes of the Internal Revenue Code (the “Code”).

Independent Compensation Consultant	The Compensation Committee retains and annually reviews the independence of its compensation consultant.
Annual Risk Assessment
The Compensation Committee annually assesses the materiality and likelihood of our compensation program to ensure that our plans and awards are designed and working in a way to not encourage excessive risk taking.

Compensation at Risk	We grant a high percentage of at-risk compensation. We believe this is essential to creating a pay-for-performance culture.
Target Pay at the Median Level
We generally target total direct compensation opportunities at the competitive market median and allow performance (both operational and shareholder return) to determine actual or realized pay. Actual pay may be above or below the target median based on performance.

Mitigate Undue Risk
We mitigate undue risk in our compensation program by instituting governance policies such as capping potential payments under our incentive plans, instituting clawback provisions, utilizing multiple performance metrics, including absolute and relative metrics, striking a balance between short- and long-term incentives and adopting stock ownership requirements.

Stock Ownership Guidelines
The Compensation Committee has adopted stock ownership guidelines (i) equal to six times base salary for the CEO, (ii) equal to three times base salary for the CFO and (iii) equal to two times base salary for the CEO’s direct reports who are officers. The executive officer must achieve compliance with the guidelines by the fifth anniversary of the officer’s appointment. All executive officers are in compliance with the guidelines.

Clawback Policy
We have the right to seek recoupment of all or part of annual cash incentives or PSUs if there is a restatement of our financial statements for any such year which results from fraud or intentional misconduct committed by an award holder.

Anti-Hedging and Pledging Policy	We prohibit our executive officers from hedging Allegion securities. Pledging is also prohibited unless approved by the Corporate Governance and Nominating Committee.
“Double Triggers” in Change in Control Agreements
The NEOs and other executive officers do not receive change in control benefits unless their employment is terminated without cause (or by the executive for good reason) within a specified period following a change in control.

No Tax Gross Ups on Change in Control Benefits	The NEOs and other executive officers are not entitled to tax gross ups in the event that their change in control benefits are subject to the “golden parachute” excise tax under the Code.

HOW WE MAKE COMPENSATION DECISIONS
Decision Making Process
The Compensation Committee reviews and discusses the performance of the CEO and makes determinations regarding his compensation. For other NEOs, the CEO considers individual performance and makes individual compensation recommendations to the Compensation Committee. The Compensation Committee reviews and discusses these compensation recommendations and modifies and approves them, as appropriate. In making compensation decisions, the Compensation Committee uses several resources and tools, including the advice of its independent compensation consultant, and reviews of competitive market information, company and individual performance and accumulated and potential equity holdings.
Use of Comparator Groups for Pay and Performance
The Compensation Committee primarily uses two comparator groups as part of its executive compensation process. The “Compensation Benchmarking Peer Group” is used to assess the competitiveness of our NEOs’ compensation, and the “Performance Peer Group” is used to evaluate our performance relative to our peers. As described below, the two comparator groups vary because executive compensation levels and practices are influenced by business complexity and company size.
Compensation Benchmarking Peer Group
The Compensation Committee considers relevant market pay practices, among other factors, when setting executive compensation to enhance our ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of our NEOs is reviewed against executive compensation at a set of companies with which we compete for executive talent. The Compensation Benchmarking Peer Group consists of companies that generally:

•
Are similar to us in terms of certain factors, including one or more of the following: size (i.e., revenue, market capitalization and growth characteristics), industry, lifecycle stage, and global presence; and

•	Have NEOs whose scope of responsibilities are comparable in terms of breadth and complexity.
Our Compensation Committee reviews the Compensation Benchmarking Peer Group on an annual basis and determines, with input from its independent compensation consultant, whether any changes are appropriate. This annual review ensures that the peer group companies remain appropriate from a business and talent perspective.
In 2017, the Compensation Benchmarking Peer Group was comprised of the following 19 companies:

Acuity Brands	Diebold	Masco Corp	Roper Technologies
A.O. Smith	Flir Systems	Masonite International	Simpson Manufacturing
Belden	Fortune Brands Home & Security	NCI Building Systems	Steelcase
Brady	Hubbell	Owens Corning	USG
Carlisle Companies	Lennox International	Rockwell Automation
Relative to these companies, we approximate the 26th percentile on revenue and 62nd percentile on market capitalization as of December 31, 2017.
Performance Peer Group
Our Compensation Committee utilizes a performance peer group consisting of the companies in the S&P 400 Capital Goods Index (the “Performance Peer Group”). We believe the Performance Peer Group provides an appropriate measure of our relative TSR performance because it contains companies in similar industries and that operate in similar geographical markets to Allegion. Our Performance Peer Group is used for assessing relative TSR performance for our PSUs.
Role of the Compensation Committee and Independent Adviser
Our Compensation Committee has the authority to obtain advice and assistance from advisors and to determine their fees and terms of engagement. In 2017, the Committee engaged WTW as its independent compensation consultant. WTW provided advice to the Committee on our compensation program for executive officers and incentive programs for eligible employees.
In 2017, WTW provided approximately $300,000 in services to the Compensation Committee and the Corporate Governance and Nominating Committee. WTW also provides certain benefits-related services to the Company, including retirement consulting, actuarial and outsourced pension administration. For these services, WTW received approximately $3 million. The Committee was aware of the other services provided by WTW at the time of engagement but did not review and approve the provision of these services because they are of the type directly procured by management in the ordinary course of business.
The Compensation Committee evaluated whether any work provided by WTW raised a conflict of interest and determined that it did not and that WTW is independent.

COMPENSATION ELEMENTS
Primary Compensation Elements
We have three primary elements of total direct compensation - base salary, annual incentive, and long-term equity. The majority of our NEOs’ compensation is performance based and not guaranteed.
The following table summarizes the key elements of our executive compensation program and describes why each element is provided:

	Salary	AIP	PSUs	Options	RSUs

Who Receives	All NEOs

When Granted / Received	Reviewed annually	Annually for prior year performance	First Quarter Annually

Form of Delivery	Cash		Equity

Type of Performance	Short Term Emphasis		Long Term Emphasis

Performance / Service Period	Ongoing	1 Year	3 Years

How Payout is Determined	Compensation Committee Discretion	Formulaic; Compensation Committee Approves	Formulaic; Compensation Committee Approves	Stock Price on Exercise/Vest Date

Most Recent Performance Measure	N/A	Mix of Financial and Individual Goals	EPS & Relative TSR	Stock Price Appreciation

2017 COMPENSATION STRUCTURE DECISIONS
Our Compensation Committee annually reviews the base salaries, and the annual and long-term target opportunities of our NEOs to determine whether these programs competitively reward our NEOs for their services based on a comparison to executives in the Compensation Benchmarking Peer Group and a review of other competitive market information.
Base Salary
It is our Compensation Committee’s philosophy that NEOs will not receive automatic annual merit increases to their base salaries. The Compensation Committee annually considers each NEO’s experience, proficiency, performance and potential to impact future business results, the NEO’s behavior against competencies and key corporate values as well as the competiveness in the market, in making future base salary decisions.
The base salary for NEOs was increased from prior year except for the CEO. Base salaries were increased to better align with the applicable market median for each position and to reflect the performance of each executive.

NEO	2016 Base Salary ($)	2017 Base Salary ($)	Increase (%)
D. D. Petratis	950,000	950,000	—
P. S. Shannon	463,250	505,000	9.0
J. N. Braun	384,200	400,000	4.1
T. P. Eckersley	420,000	450,000	7.1
L.V. Moretti *	363,370	352,066	3.0*

*
In 2017, Ms. Moretti’s base salary increased 3% from €320,000 to €329,600. The USD amounts above are shown as of April of the applicable year based on the Euro to USD exchange rate on that day. The decrease in salary from 2016 to 2017 is a result of the fluctuation in the exchange rate.

Annual and Long-Term Incentive Target Opportunities
Each year, the Compensation Committee reviews the short- and long-term target incentive opportunities to ensure alignment with our compensation philosophy. The following table shows the increases in the short-term target incentive opportunities for 2017 and the long-term target incentive opportunities. The increases reflect market based adjustments.

NEO	2016 Target AIP (% of Base Salary)	2017 Target AIP (% of Base Salary)	Target AIP Increase (%)	2016 Target LTI ($)	2017 Target LTI ($)	Target LTI Increase ($)
D. D. Petratis	110	110	—	3,000,000	3,350,000	350,000
P. S. Shannon	75	75	—	750,000	850,000	100,000
J. N. Braun	60	60	—	400,000	450,000	50,000
T. P. Eckersley	70	70	—	500,000	550,000	50,000
L.V. Moretti	65	65	—	300,000	300,000	—

2017 INCENTIVE PROGRAM DESIGNS AND COMPENSATION VALUES FOR 2017 PERFORMANCE
Annual Incentive Program
Annual Incentive Plan Design
For 2017, our NEOs, including the CEO, participated in our AIP. The AIP is designed to reward executives for profitable revenue growth, the delivery of strong cash flow and individual contributions, consistent with our strategic objectives. Individual AIP payouts are calculated as the product of (i) base salary, (ii) target percentage of base salary, (iii) the financial performance score and (iv) the individual performance score. In no case will an AIP award exceed 200% of the NEO’s opportunity.

Base Salary	X	Target Percentage	X	Financial Performance Score	X	Individual Performance Score	=	AIP Award
Financial Performance
The financial performance score is based on achievement of financial metrics established annually by the Compensation Committee during the first quarter of the fiscal year. The financial metrics are broadly aligned with key elements of our AOP. Development of our AOP is a robust process that involves input from all of our regions and is reviewed and approved by the Board of Directors.
The financial metrics are aligned with the executive’s line of sight and scope of impact. Executives serving in a corporate role are measured based on the corporate financial metrics. Regional Presidents (Mr. Eckersley and Ms. Moretti) are measured based on a combination of corporate (45%) and regional (55%) financial metrics. We believe this combination focuses Regional Presidents on achieving the pre-established objectives for their business unit as well as aligning their interests with corporate goals to help create sustainable shareholder value.
The financial performance score is calculated as follows:

Revenue	+	EBITDA (Corporate) or Operating Income (“OI”) (Regions)	+	Available Cash Flow (“ACF”) (Corporate) or Operating Cash Flow (“OCF”) (Regions)	=	Financial Performance Score
(1/3 Weight)		(1/3 Weight)		(1/3 Weight)
The Compensation Committee believes each metric is equally important and therefore weighs each equally. In order to further emphasize the importance of meeting profitability goals, we must achieve corporate EBITDA at least equal to the threshold performance level in order for any incentive award to be earned (the “Threshold Goal”). If the Threshold Goal is not achieved, no incentive award is earned under the AIP regardless of any other performance achieved.

The Compensation Committee reviews our financial performance following the end of the fiscal year and determines the financial performance score. The Compensation Committee retains the authority to adjust our reported financial results for items causing significant differences from the assumptions contained in the AOP, including the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses. The Compensation Committee has adopted a set of guidelines to help it evaluate potential adjustments. Adjustments to reported financial results are intended to better reflect executives’ line of sight and ability to affect performance results, align award payments with decisions that support the AOP, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize long-term and sustainable growth.
Our 2017 AIP metrics and goals were:

	Corporate
	Pre-established Financial Targets (in millions)			Payout as a % of Target
	Revenue ($)	EBITDA ($)	ACF ($)
Threshold	2,247	521	316	50%
Target	2,365	562	351	100%
Maximum	2,436	630	404	200%

	Americas
	Pre-established Financial Targets (in millions)			Payout as a % of Target
	Revenue ($)	OI ($)	OCF ($)
Threshold	1,676	466	461	50%
Target	1,764	503	495	100%
Maximum	1,817	563	570	200%

	EMEIA
	Pre-established Financial Targets (in millions)			Payout as a % of Target
	Revenue ($)	OI ($)	OCF ($)
Threshold	463	43	43	50%
Target	487	50	53	100%
Maximum	502	56	62	200%

Individual Performance
Individual objectives are established annually and include strategic initiatives with both financial and non-financial metrics. Participants are evaluated based upon non-financial metrics including core competencies. At the end of each year, the CEO evaluates performance against the pre-established individual objectives for officers other than himself and submits a recommendation to the Compensation Committee. The Compensation Committee evaluates the CEO’s performance against his pre-established individual objectives. Based on the Compensation Committee’s evaluation of the CEO and the CEO’s recommendations, the Compensation Committee determines and approves the individual performance score for each officer, which can range from 0% to 150% of target.

Actual Financial Performance vs. Target Goals
The table below shows the actual 2017 adjusted performance compared to the pre-established financial performance targets.

	Financial Target Goals ($)	Adjusted Actual Performance ($)	Performance as a % of Target Goal	Financial Performance Score
Corporate
Revenue	2,365	2,408	160.3%
EBITDA	562	562	100.0%	122.00%
ACF	351	354	105.7%

Americas
Revenue	1,764	1,768	105.8%
OI	503	507	107.5%	105.77%
OCF	495	498	104.1%

EMEIA
Revenue	487	524	200.0%
OI	50	50	98.6%	99.52%
OCF	53	41	—%

For 2017, the Committee adjusted our financial results to remove the impact of mergers and acquisitions activity, and restructuring. These adjustments increased the financial performance achieved as follows: Corporate from 113.56% to 122.00%, Americas from 102.59% to 105.77% and EMEIA from 88.62% to 99.52%.
Evaluated Individual Performance
For 2017, the Compensation Committee determined each NEO achieved the following individual performance score:

NEO	Individual Performance Score
D. D. Petratis	130%
P. S. Shannon	130%
J. N. Braun	110%
T. P. Eckersley	115%
L.V. Moretti	130%
In determining the individual performance score for each NEO’s AIP award, the Compensation Committee considered pre-established individual performance objectives, and then evaluated actual performance relative to these objectives to determine an overall performance score. No specific weighting of individual objectives was used, although particular emphasis is given to meeting key financial goals such as business profitability, growth and efficient capital allocation.

The following provides select key accomplishments during the year which factored into each NEO’s individual performance scoring:

D. D. Petratis
•
Achieved industry leading organic growth
•
Delivered electronics growth above market globally
•
Demonstrated leadership in safety and loss control results
•
Fostered a culture of engagement and transparency with shareholders, customers and employees

P. S. Shannon
•
Executed capital structure strategy, including achieving investment grade rating
•
Evaluated strategic M&A opportunities in support of growth strategies
•
Executed comprehensive tax strategy amid global uncertainty
•
Strengthened talent base through the development of employees, new assignments and promotions

J. N. Braun
•
Advised on all current and future business strategies, including all major capital deployment decisions
•
Managed and mitigated Allegion’s legal exposure globally
•
Improved protection of intellectual property portfolio

T. P. Eckersley
•
Delivered leading organic growth in the Americas Region
•
Achieved increased operating results
•
Delivered significant electronics growth
•
Updated go-to-market strategy with increased focus on customer experience

L. V. Moretti
•
Achieved EMEIA operating income goal
•
Delivered significant electronics growth
•
Exceeded organic growth and profitability objectives
•
Evaluation of strategic M&A opportunities and strong performance from previously acquired companies

2017 AIP Award
Our Compensation Committee approved the following AIP awards for our NEOs:

NEO	Target AIP Amount (A)($)	Financial Performance Score (B) (1)	AIP Earned from Financial Performance (C)=(A)x(B)($)	Individual Performance Score (D)	2017 AIP Award (E)=(C)x(D)($)
D. D. Petratis	1,045,000	122.00%	1,274,900	130%	1,657,371
P. S. Shannon	378,750	122.00%	462,075	130%	600,698
J. N. Braun	240,000	122.00%	292,800	110%	322,080
T. P. Eckersley	315,000	113.07%	356,171	115%	409,596
L. V. Moretti (2)	265,146	109.64%	290,706	130%	377,917

(1)	The Financial Performance Score for Mr. Eckersley and Ms. Moretti represent a weighted combination of the corporate score (45%) and the applicable regional score (55%).

(2)	The amounts for Ms. Moretti are based on the Euro to USD exchange rate in February 2018.

Long-term Incentive Program
Long-term Incentive Program Design
Our long-term incentive program (“LTI”) for NEOs is comprised 50% of PSUs, 25% of stock options, and 25% of RSUs. We grant executives a mix of equity awards in order to provide an effective balance between risk and retention. This design aligns the executives’ interests and long-term strategies with the interests of shareholders. LTI targets are expressed in dollar amounts which are converted to a number of shares based on the fair value of the award on the grant date.
Performance Share Units: PSUs are earned based equally on our absolute EPS growth (from continuing operations) and relative TSR as compared to the Performance Peer Group companies over a three-year performance period as shown below. PSUs will vest at the end of the three-year performance period and the NEO will earn a number of shares based upon achievement of the performance metrics during the performance period. Upon vesting, PSUs convert into our ordinary shares on a one-for-one basis.

EPS Performance**	% of Target PSUs Earned *
Below Threshold	No award earned
Threshold	25%
Target	100%
Maximum	200%

TSR Performance Relative to S&P 400 Capital Goods Index	% of Target PSUs Earned *
< 25th Percentile	No award earned
25th Percentile	50%
50th Percentile	100%
>= 75th Percentile	200%

*
Results are interpolated between percentiles achieved. The Compensation Committee retains the authority and discretion to make downward adjustments to the calculated PSU award payouts regardless of actual performance.

**	EPS is calculated in accordance with GAAP, subject to adjustment by the Compensation Committee based on pre-approved categories.
Dividend equivalents are accrued on outstanding PSU awards at the same time and at the same rate as dividends are paid to shareholders. Dividend equivalents are not earned until the PSUs vest and are payable in cash at the time of distribution unless the NEO elects to defer the PSUs into our Executive Deferred Compensation Plan (“EDCP”), in which case the dividends are also deferred. The actual dividend equivalents paid are determined by the actual number of PSUs earned at the end of the performance period.
Stock Options/Restricted Stock Units: Stock options are considered “at risk” since there is no value unless the stock price appreciates during the term of the option period. RSUs, on the other hand, provide strong retentive value, while still providing alignment with shareholder value creation. Both stock options and RSUs vest ratably over a three-year period following the grant. Stock options expire on the tenth anniversary of the grant date. Dividend equivalents are accrued on outstanding RSU awards at the same time and at the same rate as dividends are paid to shareholders. Dividend equivalents on RSUs are only payable if the underlying RSU award vests. At the time of vesting, one ordinary share is issued for each RSU and any accrued dividend equivalents are paid in cash. No dividends are payable on stock options.
Equity Awards Granted in 2017
The Compensation Committee approved the annual grants shown in the table below in the first quarter of 2017.

NEO	Target 2017-2019 PSU Award ($)	Target 2017-2019 PSU Award (#)	Stock Option Award ($)	Stock Option Award (#)	RSU Award ($)	RSU Award (#)
D. D. Petratis	1,939,183	23,318	837,501	45,966	837,524	11,659
P. S. Shannon	492,073	5,917	212,518	11,664	212,560	2,959
J. N. Braun	260,548	3,133	112,509	6,175	112,565	1,567
T. P. Eckersley	318,429	3,829	137,506	7,547	137,564	1,915
L.V. Moretti	173,726	2,089	75,012	4,117	75,068	1,045

PSUs Earned for 2015 - 2017 Performance Period
The PSUs earned for the 2015 - 2017 performance period were based on the (i) EPS performance against pre-established goals and (ii) TSR performance relative to the Peer Performance Group companies. For this performance period, our EPS performance exceeded the maximum goals and our TSR performance achieved 156%, resulting in an overall payout of 178%, consistent with our pay-for-performance philosophy.

Performance Metric	Threshold	Target	Maximum	Actual	% of Target Earned
EPS*	$2.85	$3.14	$3.50	$3.72	200
TSR	25th percentile	50th percentile	>= 75th percentile	64th percentile (53.3% TSR)	156

*	EPS was adjusted to eliminate the impact of (i) mergers and acquisitions activity, (ii) accounting changes, (iii) an impairment charge related to a divestiture, and (iv) restructuring.
As a result of the foregoing performance, our NEOs earned the following awards for the 2015 - 2017 performance period:

NEO	Target PSUs Awarded (#)	PSUs Earned (#)
D. D. Petratis	25,930	46,156
P. S. Shannon	6,483	11,540
J.N. Braun	2,593	4,616
T. P. Eckersley	4,322	7,694
L.V. Moretti	2,593	4,616

2018 COMPENSATION
The Compensation Committee annually reviews the total direct compensation for each NEO. Based on recommendations from the CEO and in accordance with our compensation philosophy, the Compensation Committee approved 2018 compensation shown in the table below:

NEO	2018 Base Salary ($)	2018 Target Annual Incentive (as a % of Base Salary)	2018 Target Annual LTI ($)
D. D. Petratis	950,000	120	3,650,000
P. S. Shannon	530,250	75	1,000,000
J. N. Braun	420,000	60	525,000
T. P. Eckersley	463,500	70	600,000
L. V. Moretti*	407,916	65	400,000

*	Ms. Moretti is paid in Euros. The USD amounts above are shown as of February 2018 based on the Euro to USD exchange rate at that time.

OTHER COMPENSATION AND TAX MATTERS
Retirement Programs and Other Benefits
We maintain qualified and nonqualified defined benefit pension plans intended to provide fixed benefits upon retirement based on the individual’s age and number of years of service. Refer to the Pension Benefits table for additional details on these programs.
A qualified defined contribution 401(k) plan called the Employee Savings Plan (“ESP”) is available for the U.S. salaried and hourly non-union workforce. The ESP provides a dollar-for-dollar match on the first 6% of the employee’s eligible contributions to the ESP. The ESP has a number of investment options and is an important component of the retirement program. Employees who were actively employed prior to July 1, 2012 were given a one-time choice between continuing to participate in the defined benefit plan until December 31, 2022 or moving to an enhanced version of the ESP effective January 1, 2013 under which they would receive an employer core contribution of 2% of eligible pay in addition to the matching contribution and no longer accrue benefits under the defined benefit plan after December 31, 2012. Employees hired on or after July 1, 2012 were automatically covered under the enhanced version of the ESP and do not participate in the defined benefit plan. Employees hired after December 1, 2013 are not eligible for the 2% employer core contribution. Effective as of December 31, 2022, accruals in the qualified defined benefit plan will cease for all employees.
Additionally, we offer a U.S. nonqualified, defined contribution plan called the Supplemental Employee Savings Plan (the “Supplemental ESP”). The Supplemental ESP is an unfunded plan that makes up matching and core contributions that cannot be made to the ESP due to Internal Revenue Service (“IRS”) or plan limitations. The Supplemental ESP is deemed invested in funds selected by participants and includes the same funds available in the ESP except for a self-directed brokerage account, which is not available in the Supplemental ESP.
Our nonqualified EDCP allows eligible employees to defer receipt of a part of their annual salary, AIP award and PSU award. Cash deferrals may be invested in select mutual fund investments and PSU award deferrals are required to be invested in our ordinary shares. Refer to the Nonqualified Deferred Compensation table for additional details on the deferred compensation plans.
We also provide certain other benefits believed to be consistent with prevailing market practice and to be competitive with peer company practices. For executives assigned to work outside their home countries, we may provide an expatriate allowance and tax equalization benefits to mitigate the impact of living in another jurisdiction. For these benefits, we may also provide tax assistance on the income imputed to the executives. These other benefits and their incremental costs to the Company are reported in “All Other Compensation” shown in the Summary Compensation Table.
Severance Arrangements
We have not adopted a formal severance policy for executives. In most cases, we would expect to provide for severance in the event of termination without cause.
In connection with recruiting certain officers, we generally enter into employment arrangements that provide for severance payments upon certain termination events, other than in the event of a change in control (which is described in “Change-In-Control Provisions” below). In the event of an involuntary termination other than for cause, Mr. Petratis and Mr. Shannon are eligible to receive severance equal to two times (Mr. Petratis) or one times (Mr. Shannon) base salary plus actual annual incentive award, not to exceed target and pro-rated for the number of days worked during the performance period.
Change-In-Control Provisions
We have a change in control plan (“CIC Plan”) that covers our NEOs in order to focus them on the best interests of our shareholders and to assure continuity of management in circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures. This CIC Plan provides cash severance benefits in the event that a change in control occurs and an officer is terminated within two years of that change in control for reasons other than cause. Cash severance benefits in the event of a qualifying termination will be based on an individually defined Severance Multiple ranging from 1.5 for officers up to 3.0 for the CEO. Individual cash severance benefits will include (i) base salary in effect at termination times the Severance Multiple, (ii) current cash target incentive award times the Severance Multiple, and (iii) a target incentive award in the year of termination pro-rated for the portion of the performance cycle completed through the date of termination. Cash severance benefits under the CIC Plan will be reduced by severance-related benefits provided through any other Allegion severance program. NEOs will also immediately vest in their Elected Officer Supplemental Program (“EOSP”) and Key Management Supplemental Pension Plan (“KMP”) benefits following a change in control. For purposes of calculating Mr. Shannon’s EOSP benefits, two years would be added to his age and service if his employment is terminated within two years after a change in control. In addition, participants in the CIC Plan will, in the event of a qualifying termination, receive continued health and welfare coverage for a term of years equal to the Severance Multiple and outplacement benefits of up to $25,000.
The CIC Plan does not provide for payment of, or reimbursement for, any tax payments or other tax gross ups related to the severance benefits. However, the CIC Plan does provide for cash severance benefits to be adjusted such that participants will receive the better after tax benefit treatment (“Best of Net” approach) between (i) cash severance payments paid in full, with the executive responsible for all taxes incurred, or (ii) cash severance payments reduced to avoid triggering excise taxes.
Under the Incentive Stock Plan of 2013 (the “2013 Stock Plan”), outstanding unvested stock options and RSUs will not immediately vest and become exercisable or payable, as applicable, following a change in control if an alternate award is provided by the acquiring company. Such awards will immediately vest and become exercisable or payable, as applicable, if an alternate award is not provided. PSUs, will be deemed to have earned a pro-rata award based on the target award opportunity and total number of months worked in the applicable performance period.
Senior Executive Performance Plan
The SEPP is a shareholder approved plan that funds the annual cash incentive awards that may be granted to each of the NEOs under the AIP. Under the SEPP, the maximum amount of cash incentive that can be paid to the CEO is 1.5% of Consolidated OI from Continuing Operations (as defined in the SEPP) and the maximum amount of cash incentive that can be paid to any other covered executive is 0.6% of Consolidated OI from Continuing Operations. Our Compensation Committee generally exercises its discretion to pay less than the maximum amount to the NEOs, after considering the factors described in the AIP.

Tax and Accounting Considerations
Section 162(m) of the Code imposed a limit of $1,000,000 on the amount that a publicly-traded company may deduct for federal income tax purposes in any taxable year for compensation paid to our CEO and the three other highest-paid NEOs, other than our CFO, who are employed as of the end of the year. To the extent that compensation is “performance-based” within the meaning of Section 162(m), the Section’s limitations will not apply. To qualify as performance based, compensation must, among other things, be paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria.
Our Compensation Committee believes that the tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policies and in rewarding superior executive performance. Accordingly, our 2017 executive compensation program was designed with the intent that most of the variable compensation (i.e., AIP, PSUs and stock options) paid to NEOs would qualify as performance-based within the meaning of Section 162(m) so as to be tax deductible to avoid the loss of a tax deduction due to Section 162(m). However, the Compensation Committee reserves the right to approve the payment of compensation to our executive officers that does not qualify as “performance-based” within the meaning of Section 162(m) and therefore, may not be deductible for federal income tax purposes.
In determining variable compensation program designs, our Compensation Committee considers other tax and accounting implications of particular forms of compensation, such as the implications of Section 409A of the Code governing deferred compensation arrangements and favorable accounting treatment afforded certain equity based plans that are settled in shares. The forms of variable compensation utilized are determined primarily by their effectiveness in creating maximum alignment between key strategic objectives and the interests of shareholders.
Timing of Awards
We intend to regularly grant annual equity grants following our earnings release for the fourth quarter and full year results. The equity grant date is never selected or changed to increase the value of equity awards for executives.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.
Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.
COMPENSATION COMMITTEE
Dean I. Schaffer (Chair)
Carla Cico
Kirk S. Hachigian
Nicole Parent Haughey
Martin E. Welch, III

EXECUTIVE COMPENSATION
The following table provides summary information concerning compensation paid to or accrued on behalf of our NEOs for services rendered during the years ended December 31, 2017, 2016 and 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)(c)	Non- Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
D. D. Petratis	2017	950,000	—	2,776,707	837,501	1,657,371	1,244,129	308,895	7,774,603
Chairman, President and Chief Executive Officer	2016	950,000	—	2,331,625	750,004	1,845,116	874,915	377,832	7,129,492
	2015	938,462	—	2,514,691	750,012	1,875,880	891,188	475,236	7,445,469

P. S. Shannon	2017	493,760	—	704,632	212,518	600,698	959,824	105,508	3,076,940
Senior Vice President and Chief Financial Officer	2016	463,250	—	582,981	187,513	613,456	795,478	75,172	2,717,850
	2015	454,423	—	628,750	187,508	562,033	874,547	113,640	2,820,901
J. N. Braun	2017	395,746	—	373,114	112,509	322,080	—	76,645	1,280,094
Senior Vice President and General Counsel	2016	372,500	—	310,944	100,013	391,365	—	58,868	1,233,690

T. P. Eckersley	2017	441,923	—	455,993	137,506	409,596	373,147	84,288	1,902,453
Senior Vice President - Americas	2016	420,000	—	1,388,687	125,009	508,288	297,253	75,600	2,814,837
	2015	420,000	—	419,148	125,017	439,402	273,810	93,006	1,770,383
L. V. Moretti (g)	2017	374,586	—	248,794	75,012	377,917	—	444,945	1,521,254
Senior Vice President - EMEIA	2016	352,957	—	233,191	75,002	273,634	—	532,864	1,467,648
	2015	352,864	109,400	765,050	75,007	252,203	—	157,637	1,712,161
______________

(a)	A portion of a participant’s annual salary may be deferred into a number of investment options under our EDCP. In 2017, no NEO deferred any salary.

(b)
The amounts shown in this column reflect the aggregate grant date fair value of PSU awards and any RSU awards granted for the year under ASC Topic 718 and do not reflect amounts paid to or realized by the NEOs. In determining the aggregate grant date fair value of the PSU awards, the awards are valued assuming target level performance achievement. If the maximum level performance achievement is assumed, the aggregate grant date fair value of the PSU awards granted in 2017 would be as follows:

Name	Maximum Grant Date Value of PSU Awards ($)
D. D. Petratis	3,878,366
P. S. Shannon	984,146
J. N. Braun	521,096
T. P. Eckersley	636,858
L. V. Moretti	347,452
For a discussion of the assumptions made in determining the ASC 718 values, see Note 14, “Share-Based Compensation,” to our consolidated financial statements contained in the 2017 Form 10-K. The ASC 718 grant date fair value of the PSU award is spread over the number of months of service required for the grant to become non-forfeitable, disregarding any adjustments for potential forfeitures. Please see also the Grants of Plan-Based Awards table for additional details of the 2017 grants included in this column.

(c)
The amounts in this column reflect the aggregate grant date fair value of stock option grants for financial reporting purposes for the year under ASC 718 and do not reflect amounts paid to or realized by the NEOs. For a discussion of the assumptions made in determining the ASC 718 values, see Note 14, “Share-Based Compensation,” to our consolidated financial statements contained in the 2017 Form 10-K.

(d)
This column reflects the amounts earned as annual awards under our AIP program. Unless deferred into the EDCP, AIP awards are paid in cash. Amounts shown in this column are not reduced to reflect deferrals of AIP awards into the EDCP. No NEOs elected to defer AIP awards in 2017.

(e)
Amounts reported in this column reflect the aggregate increase in the actuarial present value of the benefits under the qualified Pension Plan (the “Pension Plan”), Supplemental Pension Plan, KMP and EOSP, as applicable. The increase in pension benefits value is attributable to the additional year of service and age, the annual AIP award and any annual salary increase and any changes in the interest rates used to value the benefits. The plans do not permit above-market or preferential earnings on any nonqualified deferred compensation.

(f)	The following table summarizes the components of this column for 2017:

Name	Company Matching Contributions ($)(1)	Tax Equalization ($)(2)	Tax Assistance ($)(2)	Other Benefits ($)(3)	Total ($)
D. D. Petratis	157,236	—	—	151,659	308,895
P. S. Shannon	77,878	—	—	27,630	105,508
J. N. Braun	64,200	—	—	12,445	76,645
T. P. Eckersley	56,228	—	—	28,060	84,288
L. V. Moretti	7,199	167,009	257,182	13,555	444,945
_____________

(1)	Represents matching contributions under our ESP and Supplemental ESP plans for Messrs. Petratis, Shannon, Braun and Eckersley, and contributions under the Italian Providential fund for Ms. Moretti.

(2)
Represents tax equalization provided to Ms. Moretti to mitigate the impact of being required to live in a high tax jurisdiction and the tax assistance provided by the Company for the additional tax owed as a result of the income imputed from the tax equalization payment for 2016 and 2017.

(3)	The other benefits the NEOs received in 2017 are:

Name	Aircraft Use ($)(i)	Other ($)(ii)	Total ($)
D. D. Petratis	124,179	27,480	151,659
P. S. Shannon	—	27,630	27,630
J. N. Braun	—	12,445	12,445
T. P. Eckersley	—	28,060	28,060
L. V. Moretti	—	13,555	13,555

(i)	Represents the actual cost of the hired aircraft.

(ii)
Represents (a) the incremental cost of the leased cars, calculated based on the lease, insurance, fuel and maintenance costs for all NEOs; (b) financial counseling services; and (c) executive health program.

(g)
Cash amounts for Ms. Moretti were paid in Euros. For reporting purposes, these amounts have been converted from Euro to United States dollars in this table and throughout this Proxy Statement. Where amounts are reported as a point in time, Euros were converted to United States dollars using the closing currency exchange rate as of December 31, 2017. Where payments were made throughout the year, Euros were converted to United States dollars using the closing currency exchange rate as of the last day of the month in which the cash compensation was received or deemed to have been received.

2017 GRANTS OF PLAN-BASED AWARDS
The following table shows all plan-based awards granted to the NEOs during 2017. This table is supplemental to the Summary Compensation Table and is intended to complement the disclosure of equity awards and grants made under non-equity incentive plans in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)(c)	Exercise or Base Price of Option Awards ($/Sh) (d)	Closing Stock Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(e)
		Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
D. D. Petratis
AIP	2/8/2017	522,500	1,045,000	2,090,000	—	—	—	—	—	—	—	—
PSUs (2017-19)	2/13/2017	—	—	—	8,744	23,318	46,636	—	—	—	—	1,939,183
Options	2/13/2017	—	—	—	—	—	—	—	45,966	71.84	71.45	837,501
RSUs	2/13/2017	—	—	—	—	—	—	11,659	—	—	—	837,524
P. S. Shannon
AIP	2/8/2017	189,375	378,750	757,500	—	—	—	—	—	—	—	—
PSUs (2017-19)	2/13/2017	—	—	—	2,219	5,917	11,834	—	—	—	—	492,073
Options	2/13/2017	—	—	—	—	—	—	—	11,664	71.84	71.45	212,518
RSUs	2/13/2017	—	—	—	—	—	—	2,959	—	—	—	212,560
J. N. Braun
AIP	2/8/2017	120,000	240,000	480,000	—	—	—	—	—	—	—	—
PSUs (2017-19)	2/13/2017	—	—	—	1,175	3,133	6,266	—	—	—	—	260,548
Options	2/13/2017	—	—	—	—	—	—	—	6,175	71.84	71.45	112,509
RSUs	2/13/2017	—	—	—	—	—	—	1,567	—	—	—	112,565
T. P. Eckersley
AIP	2/8/2017	157,500	315,000	630,000	—	—	—	—	—	—	—	—
PSUs (2017-19)	2/13/2017	—	—	—	1,436	3,829	7,658	—	—	—	—	318,429
Options	2/13/2017	—	—	—	—	—	—	—	7,547	71.84	71.45	137,506
RSUs	2/13/2017	—	—	—	—	—	—	1,915	—	—	—	137,564
L. V. Moretti
AIP	2/8/2017	114,558	229,117	458,234	—	—	—	—	—	—	—	—
PSUs (2017-19)	2/13/2017	—	—	—	783	2,089	4,178	—	—	—	—	173,726
Options	2/13/2017	—	—	—	—	—	—	—	4,117	71.84	71.45	75,012
RSUs	2/13/2017	—	—	—	—	—	—	1,045	—	—	—	75,068
___________________

(a)
The target award levels for the AIP program were established by the Compensation Committee in February 2017. Refer to Compensation Discussion and Analysis under the heading “Annual Incentive Program” for a description of the Compensation Committee’s process for establishing AIP program award levels. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the AIP program. The amounts shown in the threshold, target and maximum columns reflect the range of potential payouts when the target award levels were established in February 2017 for the 2017 performance period. The AIP pays $0 for performance below threshold. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b)
The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for PSU awards for the 2017-2019 performance period. PSUs are granted under the 2013 Stock Plan. The PSUs pay $0 for performance below threshold. For a description of the Compensation Committee’s process for establishing PSU target award levels and the terms of PSU awards, please refer to Compensation Discussion and Analysis under the heading “Long-Term Incentive Program” and the “Post-Employment Benefits” section below.

(c)
The amounts in these columns reflect the stock option and RSU awards granted in February 2017 under the 2013 Stock Plan. For a description of the Compensation Committee’s process for determining stock option and RSU awards and the terms of such awards, see Compensation Discussion and Analysis under the heading “Long-Term Incentive Program” and the “Post-Employment Benefits” section below.

(d)
The 2013 Stock Plan requires stock options to be granted at an exercise price equal to the fair market value of our ordinary shares on the date of grant. The fair market value is defined as the average of the high and low price of our ordinary shares listed on the NYSE on the grant date.

(e)
The grant date fair value of the equity awards granted in 2017 was calculated in accordance with ASC 718. We caution that the actual amount ultimately realized by each NEO from the stock option awards will likely vary based on a number of factors, including stock price fluctuations, differences from the valuation assumptions used and timing of exercise or applicable vesting. For a description of the assumptions made in valuing the equity awards see Note 14, “Share-Based Compensation” to our consolidated financial statements contained in its 2017 Form 10-K. For PSUs, the grant date fair value has been determined based on achievement of target level performance.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017
The following table shows, for each of the NEOs, all equity awards that were outstanding as of December 31, 2017.

Name		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date (b)	Number of Shares or Units of Stock that have Not Vested (#)(c)	Market Value of Shares or Units of Stock that have Not Vested ($)(d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)(d)
D. Petratis	2/13/2017	—	45,966	71.8350	2/13/2027	11,659	927,590	23,318	1,855,180
	2/16/2016	15,763	31,526	57.8500	2/16/2026	8,644	687,717	25,930	2,062,991
	2/20/2015	27,964	13,983	57.8500	2/20/2025	4,322	343,858	—	—
	3/11/2014	38,344	—	54.1250	3/11/2024	—	—	—	—
	12/13/2013	43,243	—	43.3600	12/13/2023	—	—	—	—
P. Shannon	2/13/2017	—	11,664	71.8350	2/13/2027	2,959	235,418	5,917	470,757
	2/16/2016	3,941	7,882	57.8500	2/16/2026	2,162	172,009	6,483	515,787
	2/20/2015	6,991	3,496	57.8500	2/20/2025	1,081	86,004	—	—
	3/11/2014	9,586	—	54.1250	3/11/2024	—	—	—	—
	12/13/2013	20,421	—	43.3600	12/13/2023	—	—	—	—
	2/22/2013	11,832	—	32.3319	2/21/2023	—	—	—	—
	2/24/2012	919	—	25.0472	2/23/2022	—	—	—	—
	2/24/2012	8,970	—	25.0173	2/23/2022	—	—	—	—
	2/14/2011	1,559	—	29.1159	2/13/2021	—	—	—	—
	2/14/2011	3,806	—	29.0956	2/13/2021	—	—	—	—
	2/16/2010	2,835	—	19.4574	2/15/2020	—	—	—	—
J. N. Braun	2/13/2017	—	6,175	71.8350	2/13/2017	1,567	124,671	3,133	249,261
	2/16/2016	—	4,204	57.8500	2/16/2026	1,153	91,733	3,458	275,118
	2/20/2015	—	1,339	57.8500	2/20/2025	433	34,449	—	—
T. P. Eckersley	2/13/2017	—	7,547	71.8350	2/13/2027	1,915	152,357	3,829	304,635
	2/16/2016	—	—	—	—	17,287	1,375,354	—	—
	2/16/2016	2,627	5,255	57.8500	2/16/2026	1,441	114,646	4,322	343,858
	2/20/2015	4,661	2,331	57.8500	2/20/2025	721	57,363	—	—
	3/11/2014	6,391	—	54.1250	3/11/2024	—	—	—	—
	12/13/2013	19,643	—	43.3600	12/13/2023	—	—	—	—
	2/22/2013	12,364	—	32.3319	2/21/2023	—	—	—	—
L. V. Moretti	2/13/2017	—	4,117	71.8350	2/13/2027	1,045	83,140	2,089	166,201
	2/16/2016	1,576	3,153	57.8500	2/16/2026	865	68,819	2,593	206,299
	2/20/2015	2,796	1,399	57.8500	2/20/2025	433	34,449	—	—
	4/8/2015	—	—	—	—	6,103	485,555	—	—
	4/8/2014	3,520	—	51.2950	4/8/2024	—	—	—	—

___________________

(a)
These columns represent stock option awards. These awards become exercisable in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment or retirement.

(b)
Stock option awards granted prior to December 1, 2013 expire on the tenth anniversary (less one day) of the grant date. Stock option awards granted following December 1, 2013 expire on the tenth anniversary of the grant date.

(c)
This column represents unvested RSUs. Except as described in the following sentence, RSUs become exercisable in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment or retirement. Ms. Moretti’s grant dated April 8, 2015 vests 100% of the third anniversary of the grant date and Mr. Eckersley’s grant of 17,287 RSUs on February 16, 2016 vests 50% on December 31, 2018 and 50% on December 31, 2020.

(d)	The market value was computed based on $79.56, the closing market price of our ordinary shares on the NYSE at December 29, 2017.

(e)
This column represents unvested and unearned PSUs. PSUs generally vest upon the completion of a three-year performance period. The receipt of the shares subject to the award is subject to achievement of the performance goals as certified by the Compensation Committee, and continued employment. The outstanding PSUs are reflected at the target level because we currently believe that is the probable outcome of the performance conditions.

2017 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the amounts received by each NEO upon exercise of stock options or the vesting of RSUs and PSUs during the fiscal year ended December 31, 2017.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
D. D. Petratis	—	—	84,258	5,615,485
P. S. Shannon	—	—	24,526	1,630,275
J. N. Braun	7,455	170,632	1,316	96,195
T. P. Eckersley	16,611	780,684	13,901	926,624
L. V. Moretti	—	—	6,680	445,552

2017 PENSION BENEFITS
The NEOs, participate in one or more of the following defined benefit plans:
•the Pension Plan;
•the Supplemental Pension Plan; and
•the EOSP or the KMP.
The Pension Plan is a funded, tax qualified, non-contributory defined benefit plan that covers our U.S. employees hired prior to July 1, 2012. The Pension Plan provides for normal retirement at age 65. A participant becomes vested in the benefit: (i) after five years of service, or (ii) while employed, the participant (a) attains age 65, (b) dies or (c) becomes disabled. The formula to determine the lump sum benefit under the Pension Plan is 5% of final average pay (the five highest consecutive years out of the last ten years of eligible compensation) for each year of credited service. A choice for distribution between an annuity and a lump sum option is available. The Pension Plan was closed to new participants after June 30, 2012, and no further benefits will accrue to any Pension Plan participant for service performed after December 31, 2022. Certain participants made an election in 2012 to forego accruing further benefits for service performed after December 31, 2012, and, in lieu, receive a non-elective employer contribution equal to 2% of eligible compensation in the ESP. No NEOs employed on June 30, 2012 made this election. NEOs hired after June 30, 2012 and eligible to participate in the ESP received the non-elective employer contribution.
The Supplemental Pension Plan is an unfunded, nonqualified, non-contributory defined benefit restoration plan. Since the IRS limits the annual compensation recognized when calculating benefits under the qualified Pension Plan, the Supplemental Pension Plan restores what is lost in the Pension Plan due to these limits. The Supplemental Pension Plan covers all our employees who participate in the Pension Plan and who are impacted by the IRS Code compensation limits. A participant must meet the vesting requirements of the qualified Pension Plan to vest for benefits under the Supplemental Pension Plan. Benefits under the Supplemental Pension Plan are available only as a lump sum distribution after termination and paid in accordance with Section 409A of the Code. As a result of the 2012 changes to the Pension Plan, the Supplemental Pension Plan was closed to employees hired on or after July 1, 2012, and no further benefits will accrue to any Supplemental Pension Plan participant for service performed after December 31, 2022 or after December 31, 2012 to the extent the participant made an election.
The NEOs, other than Mr. Braun and Ms. Moretti, participate in either the EOSP or the KMP. The EOSP, which is closed to new participants, is an unfunded, nonqualified, non-contributory defined benefit plan, designed to replace a percentage of an officer’s final average pay based on the officer’s age and years of service at the time of retirement. Final average pay is defined as the sum of the officer’s current annual salary plus the average of the officer’s three highest annual incentive awards during the most recent six years. No other elements of compensation (other than salary and annual incentive awards) are included in final average pay. The EOSP provides a benefit pursuant to a formula in which 1.9% of an officer’s final average pay is multiplied by the officer’s years of service (up to a maximum of 35 years) and then reduced by the value of other retirement benefits the officer will receive that are provided by us under certain qualified and nonqualified retirement plans as well as Social Security. Vesting occurs, while the officer is employed, at the earlier of the attainment of age 55 and the completion of 5 years of service or age 62. Unreduced benefits under the EOSP are available at age 62 and benefits are only available as a lump sum after termination and paid in accordance with Section 409A of the Code.
The KMP, which is closed to new participants, is an unfunded, nonqualified, non-contributory defined benefit plan designed to replace a percentage of a key employee’s final average pay based on the key employee’s age and years of service at the time of retirement. Final average pay is defined as the sum of the key employee’s current annual salary plus the average of the employee’s three highest annual incentive awards during the most recent six years. No other elements of compensation (other than salary and AIP awards) are included in final average pay. The KMP provides a benefit pursuant to a formula in which 1.7% of a key employee’s final average pay is multiplied by years of service (up to a maximum of 30 years) and then reduced by the value of other retirement benefits the key employee will receive that are provided by us under certain qualified and nonqualified retirement plans as well as Social Security. Vesting occurs at the earlier of the attainment of age 55 and the completion of 5 years of service or age 65. Benefits are only available as a lump sum after termination and paid in accordance with Section 409A of the Code. Mr. Shannon is vested in the EOSP and Mr. Eckersley is vested in the KMP.
The table below represents the estimated present value of defined benefits for the plans in which each NEO participates.

Name	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
D. D. Petratis	EOSP	4.42	3,625,006	—
P. S. Shannon	Qualified Pension Plan	15.67	227,111	—
	Supplemental Pension Plan	15.67	519,071	—
	EOSP	16.00	3,966,853	—
J. N. Braun (c)	—	—	—	—
T. P. Eckersley	Qualified Pension Plan	10.17	144,345	—
	Supplemental Pension Plan	10.17	323,917	—
	KMP	10.17	1,386,343	—
L. V. Moretti (c)	—	—	—	—
____________

(a)
Under the EOSP or the KMP, for officers covered prior to May 19, 2009 by Ingersoll Rand, a full year of service is credited for any year in which they work at least one day. In the Pension Plan, the Supplemental Pension Plan, the EOSP and the KMP for officers first covered on or after May 19, 2009 by Ingersoll Rand, the number of years of credited service is based on elapsed time (i.e., credit is given for each month in which a participant works at least one day).

(b)
The amounts in this column reflect the estimated present value of each NEO’s accumulated benefit under the plans indicated. The calculations reflect the value of the benefits assuming that each NEO was fully vested under each plan. The benefits were computed as of December 31, 2017, consistent with the assumptions described in Note 11, “Pensions and Postretirement Benefits Other than Pensions,” to our consolidated financial statements contained in the 2017 Form 10-K.

(c)	Mr. Braun and Ms. Moretti do not participate in any Company defined benefit plan.

2017 NONQUALIFIED DEFERRED COMPENSATION
The following is a description of our nonqualified deferred compensation plans.
We maintain the EDCP, which is an unfunded, nonqualified plan that permits certain employees, including the NEOs, to defer receipt of up to 50% of their annual salary and up to 100% of their AIP awards and PSU awards received upon commencement of employment. Elections to defer must be made prior to the beginning of the performance period. These assets are considered general assets of the Company and are available to our creditors in the event of the Company’s insolvency.
Participants are offered a range of investment options that best suit the participants goals, time horizon and risk tolerance. PSU accruals may only be deferred into the Allegion Stock Fund. Participants are 100% vested in all amounts deferred and bear the risk of any earnings and losses on such deferred amounts.
Generally, deferred amounts may be distributed following termination of employment or at the time of a scheduled in-service distribution date chosen by the participant. If a participant has completed five or more years of service at the time of termination, or is terminated due to long-term disability, death or retirement, the distribution is paid in accordance with the participant’s election. If a participant terminates without meeting these requirements, the account balance for all plan years will be paid in a lump sum in the year following the year of termination. A participant can elect to receive distributions at termination over a period of five, 10, or 15 annual installments, or in a single lump sum. A participant can elect to receive scheduled in-service distributions in future years that are at least two years after the end of the plan year for which they are deferring. In-service distributions can be received in two to five annual installments, or if no election is made, in a lump sum. For those participants who have investments in Company ordinary shares, the distribution of these assets will be in the form of ordinary shares, not cash.
Please refer to Compensation Discussion and Analysis for a description of the Supplemental ESP.
The following table provides information regarding contributions, distributions, earnings and balances for each NEO under our nonqualified deferred compensation plans:

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(e)
D. D. Petratis
EDCP	922,558	—	100,710	—	1,023,268
Supplemental ESP	—	128,205	88,980	—	772,163
P. S. Shannon
EDCP	—	—	514,340	—	2,549,521
Supplemental ESP	—	61,678	107,831	—	806,553
J. N. Braun
Supplemental ESP	—	42,600	11,938	—	108,398
T. P. Eckersley
EDCP	308,660	—	306,023	184,286	1,624,917
Supplemental ESP	—	40,813	24,130	—	513,238
L. V. Moretti (d)	—	—	—	—	—
____________

(a)	The annual deferrals (salary and AIP awards) are all reflected in the Salary column, the Non-Equity Incentive Plan column and the Stock Awards column, respectively of the Summary Compensation Table.

(b)	The amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

(c)
This column represents gains and losses on investments, as well as dividends on ordinary shares or ordinary share equivalents. The earnings or losses reported in this column are not included in the Summary Compensation Table.

(d)	Ms Moretti does not participate in any Company non-qualified deferred compensation plan.

(e)	This column includes the following amounts reported in the Summary Compensation Table in the current and prior years.

Name	EDCP	Supplemental ESP
D. D. Petratis	922,558	626,572
P. S. Shannon	—	203,110
J. N. Braun	—	68,702
T. P. Eckersley	1,122,594	189,871
L. V. Moretti	—	—

POST-EMPLOYMENT BENEFITS
The following discussion describes the compensation to which each NEO would be entitled in the event of termination of such executive’s employment, including termination following a change in control.
Employment Arrangements and Severance.    We do not provide employment agreements to our NEOs that provide for a minimum term of employment. All of the NEOs are entitled to benefits upon termination of their employment following a change in control. Messrs. Petratis and Shannon are also entitled to severance in the event of an involuntary termination without cause pursuant to their employment agreements. Messrs. Petratis and Shannon are eligible to receive 24 months and 12 months, respectively, of base annual salary plus a prorated target annual incentive award for the year of termination paid at the conclusion of the full performance year in accordance with the terms of the plan.
Except as noted below, our equity award agreements provide that upon termination for:

•	death or disability, RSUs and stock options shall immediately vest and the stock options remain exercisable for a period of three years or the original expiration date, whichever is earlier;

•
retirement, RSUs (other than Mr. Eckersley’s special grant in 2016) and stock options shall continue to vest in accordance with their original vesting schedule and the stock options remain exercisable for a period of five years;

•
group termination, RSUs and stock options immediately vest in the portion of the awards that would have vested within twelve months of termination and all vested stock options remain exercisable for a period of three years following termination or the original expiration date, whichever is earlier;

•
retirement, group termination or job elimination, PSUs vest pro-rata based on the time worked during the performance period and the achievement of performance goals through the end of the performance period; and

•	death or disability, PSUs vest pro-rata based on target level performance during the performance period.
Change in Control.    Our CIC Plan covers certain officers, including the NEOs. The CIC Plan provides for certain payments if the employment is terminated by the Company without “cause” (as defined in the CIC Plan) or by the NEO for “good reason” (as defined in the CIC Plan), in each case, within two years following a change in control of the Company. The CIC Plan does not provide for a payment to cover the impact to the executive of certain incremental taxes incurred in connection with the payments made following a change in control. The amount paid under the CIC Plan will be reduced to avoid the payment of any excise taxes.
If a NEO’s employment is terminated “without cause” or by the NEO for “good reason” following a change in control, the NEO is entitled to the following:

•	any accrued but unpaid base salary;

•	an amount equal to the NEO’s target annual bonus for the year in which the termination occurred, pro-rated for the months of service and based on the Company’s actual performance for the year; and

•	a lump sum severance payment equal to the three times (CEO) or two times (other NEOs) the sum of:

▪	the NEO’s annual salary in effect on the termination date, or, if higher, the annual salary in effect immediately prior to the event that constitutes “good reason”; and

▪	the NEO’s target annual incentive award for the year of termination.
In addition to the foregoing, the NEOs would also be eligible to participate in the Company’s welfare employee health programs for the severance period (three years for the CEO) and (two years for the other NEOs) and the Company will pay the premium for the first eighteen months. The Company would also provide each NEO up to $25,000 of outplacement services.
Under the 2013 Stock Plan, outstanding unvested stock options and RSUs will not immediately vest and become exercisable or payable, as applicable, following a change in control if an alternate award is provided by the acquiring company. Such awards will immediately vest and become exercisable or payable, as applicable, if an alternate awards is not provided. PSUs will be deemed to have earned a pro-rata award based on the target award opportunity and total number of months worked in the applicable performance period.
A “change in control” is defined as the occurrence of any of the following events: (i) any person unrelated to the Company becomes the beneficial owner of 30% or more of the combined voting power of the Company’s voting stock; (ii) the directors serving at the time the change-in-control plan was adopted (or the directors subsequently elected by the shareholders of the Company whose election or nomination was duly approved by at least two-thirds of the then serving directors) fail to constitute a majority of the Board of Directors; (iii) consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company which is not an affiliate; (iv) any sale or transfer of all or substantially all of the Company’s assets, other than a sale or transfer with a corporation where the Company owns at least 80% of the combined voting power of such corporation or its parent after such transfer; or (v) any other event that the continuing directors determine to be a change in control; provided however, with respect to (i), (iii) and (v) above, there shall be no change in control if shareholders of the Company own more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or any parent immediately following such transaction in substantially the same proportion to each other as prior to such transaction.

Enhanced Retirement Benefits. An officer vests in EOSP or KMP upon the earlier of: (i) the attainment of age 55 and the completion of 5 years of service; (ii) attainment of age 62 for the EOSP and age 65 for the KMP; (iii) death; or (iv) change in control. For Mr. Shannon, a termination within two years following a change in control also triggers the payment of an enhanced benefit whereby two years are added to both his age and service with the Company for purposes of the EOSP benefit. There are no enhancements provided to Mr. Petratis under the EOSP or to Mr. Eckersley under the KMP. Benefits under the EOSP and KMP are forfeited in the event of termination for cause. In order to be eligible for an EOSP or KMP benefit in the event of disability, a participant must remain disabled until age 65. An officer becomes vested in both the Pension Plan and the Supplemental Pension Plan upon the completion of 5 years of service. As of December 31, 2017, Mr. Petratis was not vested in the EOSP, Mr. Shannon was vested in the EOSP and Mr. Eckersley was vested in the KMP.

POST-EMPLOYMENT BENEFITS TABLE
The following table describes the compensation to which each of the NEOs would be entitled in the event of termination of such executive’s employment on December 31, 2017, including termination following a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on December 31, 2017. The table does not include the pension benefits or nonqualified deferred compensation amounts that would be paid to an NEO, which are set forth in the Pension Benefits table and the Nonqualified Deferred Compensation table above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination.

	Retirement ($)	Involuntary without Cause ($)	Change in Control ($)	Disability ($)	Death ($)
D. D. Petratis
Severance (a)	—	3,990,000	5,985,000	—	—
2017 Earned but Unpaid AIP Award(s) (b)	—	1,657,371	1,657,371	1,657,371	1,657,371
PSU Award Payout (c)	—	1,995,351	1,995,351	1,995,351	1,995,351
Value of Unvested Equity Awards (d)	—	—	3,301,672	3,301,672	3,301,672
Enhanced Retirement Benefits (e)	—	—	—	—	—
Outplacement (f)	—	—	25,000	—	—
Health Benefits (g)	—	—	31,636	—	—
Total	—	7,642,722	12,996,030	6,954,394	6,954,394
P. S. Shannon
Severance (a)	—	883,750	1,767,500	—	—
2017 Earned but Unpaid AIP Award(s) (b)	600,698	600,698	600,698	600,698	600,698
PSU Award Payout (c)	501,189	501,189	501,189	501,189	501,189
Value of Unvested Equity Awards (d)	830,406	830,406	830,406	830,406	830,406
Enhanced Retirement Benefits (e)	—	—	999,573	—	—
Outplacement (f)	—	—	25,000	—	—
Health Benefits (g)	—	—	25,730	—	—
Total	1,932,293	2,816,043	4,750,096	1,932,293	1,932,293

	Retirement ($)	Involuntary without Cause ($)	Change in Control ($)	Disability ($)	Death ($)
J. N. Braun
Severance (a)	—	—	1,280,000	—	—
2017 Earned but Unpaid AIP Award(s) (b)	—	322,080	322,080	322,080	322,080
PSU Award Payout (c)	—	266,718	266,718	266,718	266,718
Value of Unvested Equity Awards (d)	—	—	420,121	420,121	420,121
Enhanced Retirement Benefits (e)	—	—	—	—	—
Outplacement (f)	—	—	25,000	—	—
Health Benefits (g)	—	—	25,730	—	—
Total	—	588,798	2,339,649	1,008,919	1,008,919
T. P. Eckersley
Severance (a)	—	—	1,530,000	—	—
2017 Earned but Unpaid AIP Award(s) (b)	409,596	409,596	409,596	409,596	409,596
PSU Award Payout (c)	331,053	331,053	331,053	331,053	331,053
Value of Unvested Equity Awards (d)	547,263	547,263	1,922,530	1,922,530	1,922,530
Enhanced Retirement Benefits (e)	—	—	—	—	—
Outplacement (f)	—	—	25,000	—	—
Health Benefits (g)	—	—	25,730	—	—
Total	1,287,912	1,287,912	4,243,909	2,663,179	2,663,179
L. V. Moretti
Severance (a)	—	—	1,160,555	—	—
2017 Earned but Unpaid AIP Award(s) (b)	—	377,917	377,917	377,917	377,917
PSU Award Payout (c)	—	193,085	193,085	193,085	193,085
Value of Unvested Equity Awards (d)	—	—	802,506	802,506	802,506
Enhanced Retirement Benefits (e)	—	—	—	—	—
Outplacement (f)	—	—	25,000	—	—
Health Benefits (g)	—	—	14,398	—	—
Total	—	571,002	2,573,461	1,373,508	1,373,508
___________

(a)	Refer to the description of how severance is calculated in the section above entitled Post-Employment Benefits.

(b)	Amounts represent the actual award earned for the 2017 performance period.

(c)
For “Involuntary Without Cause,” this assumes group termination or job elimination. For the “Change in Control,” “Death” and “Disability,” these amounts represent a pro-rata portion of the outstanding PSUs. Amounts are based on the closing stock price on December 29, 2017 ($79.56).

(d)
The amounts shown represent (i) the value of eligible unvested RSUs, which is calculated based on the number of unvested RSUs multiplied by the closing stock price on December 29, 2017 ($79.56) and (ii) the intrinsic value of the unvested stock options, which is calculated based on the difference between the closing stock price on December 29, 2017 ($79.56), and the relevant exercise price. For purposes of a “Change in Control,” we assume that an alternate award is not provided and the vesting of the unvested awards accelerate. For retirement eligible employees, the eligible equity awards do not accelerate but continue to vest on the same basis as active employees. Because Mr. Eckersley and Mr. Shannon are retirement eligible, their equity awards, other than Mr. Eckersley’s special RSU award granted in 2016, would continue to vest after termination of employment for any reason other than cause.

(e)
In the event of a change in control of the Company and a termination of the NEOs, the present value of the pension benefits under the EOSP, KMP and Supplemental Pension Plans would be paid out as lump sums. The amounts shown under change of control represent the estimated benefit provided in excess of the EOSP amount shown in the Pension Benefits Table. While there is no additional benefit to the NEOs as a result of involuntary resignation without cause or in the event of a death or disability, there are differences (based on the methodology mandated by the SEC) between the numbers that are shown in the Pension Benefits Table and those that would actually be payable to the NEO under these termination scenarios.

(f)	For the “Change in Control” column, the amount represents the maximum expenses we would reimburse the NEO for professional outplacement services.

(g)	Represents our cost of continued active coverage for thirty-six months for the CEO and twenty-four months for the other NEOs.

CEO Pay Ratio Disclosure
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, and the total compensation of our CEO, Mr. Petratis, and the ratio of these two amounts (the “CEO Pay Ratio”).
To calculate the CEO Pay Ratio, we chose October 1, 2017 as the date to determine our employee population. On October 1, 2017, we employed 9,742 people (3,738 U.S. and 6,004 Non-U.S employees). We excluded 283 and 129 employees, respectively, in the countries of Colombia and India by applying the permitted de minimis exclusion.
Once we defined our employee population, we selected base salary as our consistently applied compensation measure in determining employee compensation. To identify the median employee, we calculated the median pay and used a pay range of +/- 1% to identify the employee population from which the median employee was selected. For our median employee, we added together all the elements of such employee’s compensation for 2017 consistent with the way we calculate the annual total compensation of our NEOs in the Summary Compensation Table.
In 2017, the CEO’s annual total compensation was $7,774,603 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2017 was $43,812. As a result, the CEO Pay Ratio for 2017 was 177:1.
Given the different methodologies that various public companies will use to determine their pay ratio, the CEO Pay Ratio reported above should not be used as a basis for comparison between companies.

INFORMATION CONCERNING VOTING AND SOLICITATION
Why Did I Receive This Proxy Statement?
We sent you this Proxy Statement or a Notice of Internet Availability of Proxy Materials (“Notice”) because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting. This Proxy Statement summarizes the information you need to know to vote on an informed basis.
Why Are There Two Sets Of Financial Statements Covering The Same Fiscal Period?
U.S. securities laws require us to send you our 2017 Form 10-K, which includes our financial statements prepared in accordance with U.S. GAAP. These financial statements are included in the mailing of this Proxy Statement. Irish law also requires us to provide you with our Irish Statutory Accounts for our 2017 fiscal year, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts will be available on or about April 30, 2018 on our website at www.allegion.com/irishstatutoryaccounts and will be laid before the Annual General Meeting.
How Do I Attend the Annual General Meeting?
All shareholders are invited to attend the Annual General Meeting. In order to be admitted, you must present a form of personal identification and evidence of share ownership.
If you are a shareholder of record, evidence of share ownership will be either (1) an admission ticket, which is attached to the proxy card and must be separated from the proxy card and kept for presentation at the meeting if you vote your proxy by mail, or (2) a Notice.
If you own your shares through a bank, broker or other holder of record (“street name holders”), evidence of share ownership will be either (1) your most recent bank or brokerage account statement, or (2) a Notice. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of our ordinary shares, to:
Secretary
Allegion plc
Block D
Iveagh Court
Harcourt Road
Dublin 2, Ireland
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual General Meeting.
Who May Vote?
You are entitled to vote if you beneficially owned our ordinary shares at the close of business on April 6, 2018, the Record Date. At that time, there were 94,953,471 of our ordinary shares outstanding and entitled to vote. Each ordinary share that you own entitles you to one vote on all matters to be voted on a poll at the Annual General Meeting.
How Do I Vote?
Shareholders of record can cast their votes by proxy by:

•	using the Internet and voting at www.proxyvote.com;

•	calling 1-800-690-6903 and following the telephone prompts to vote by proxy; or

•	completing, signing and returning a proxy card by mail. If you received a Notice and did not receive a proxy card, you may request one at sendmaterial@proxyvote.com.
The Notice is not a proxy card and it cannot be used to vote your shares.
If you vote by proxy by telephone, your use of that telephone system, and in particular the entry of your personal identification number or other unique identifier, will be deemed to constitute your appointment, in writing and under hand, for all purposes of the Companies Act of 2014 of Messrs. Petratis, Shannon and Braun as your proxies to vote your shares in accordance with your telephone instructions.
Shareholders of record may also vote their shares directly by attending the Annual General Meeting and casting their vote in person or appointing a proxy (who does not have to be a shareholder) to attend the Annual General Meeting and casting votes on their behalf in accordance with their instructions.

Street name holders must vote their shares in the manner prescribed by their bank, brokerage firm or nominee. Street name holders who wish to vote in person at the Annual General Meeting must obtain a legal proxy from their bank, brokerage firm or nominee. Street name holders will need to bring the legal proxy with them to the Annual General Meeting and hand it in with a signed ballot that is available upon request at the meeting. Street name holders will not be able to vote their shares at the Annual General Meeting without a legal proxy and a signed ballot.
Even if you plan to attend the Annual General Meeting, we recommend that you vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
In order to be timely processed, your vote must be received by 11:59 p.m. Eastern Time on June 4, 2018 (or, if you are a street name holder, such earlier time as your bank, brokerage firm or nominee may require).
May I Revoke My Proxy?
You may revoke your proxy at any time before it is voted at the Annual General Meeting in any of the following ways:

•	by notifying the Company’s Secretary in writing: c/o Allegion plc, Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland;

•	by submitting another properly signed proxy card with a later date or another Internet or telephone proxy at a later date but prior to the close of voting described above; or

•	by voting in person at the Annual General Meeting.
Merely attending the Annual General Meeting does not revoke your proxy. To revoke a proxy, you must take one of the actions described above.
How Will My Proxy Get Voted?
If your proxy is properly submitted, your proxy holder (one of the individuals named on the proxy card) will vote your shares as you have directed. If you are a street name holder, the rules of the NYSE permit your bank, brokerage firm or nominee to vote your shares on Items 3, 4 and 5 (routine matter) if it does not receive instructions from you. However, your bank, brokerage firm or nominee may not vote your shares on Items 1 or 2 (non-routine matters) if it does not receive instructions from you (“broker non-votes”). Broker non-votes will not be counted as votes for or against the non-routine matters, but rather will be regarded as votes withheld and will not be counted in the calculation of votes for or against the resolution.
If you are a shareholder of record and you do not specify on the proxy card you send to the Company (or when giving your proxy over the Internet or telephone) how you want to vote your shares, then the Company-designated proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. In addition, the Company-designated proxy holders may vote proxies in their discretion if a proposal not referred to in this Proxy Statement properly comes before the Annual General Meeting but is not timely submitted to the Company.
What Constitutes A Quorum?
The presence (in person or by proxy) of shareholders entitled to exercise a majority of the voting power of the Company on the Record Date is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes are treated as “shares present” for the purposes of determining whether a quorum exists.
What Vote Is Required To Approve Each Proposal?
A majority of the votes cast at the Annual General Meeting is required to approve Items 1, 2, 3 and 4. A majority of the votes cast means that the number of votes cast “for” an Item must exceed the number of votes cast “against” that Item. Item 5 is considered a special resolution under Irish law and requires 75% of the votes cast for approval.
Although abstentions and broker non-votes are counted as “shares present” at the Annual General Meeting for the purpose of determining whether a quorum exists, they are not counted as votes cast either “for” or “against” the resolution and, accordingly, will not affect the outcome of the vote.

Who Pays The Expenses Of This Proxy Statement?
We have hired D.F. King & Co., Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $12,500, plus out-of-pocket expenses. Proxies will be solicited on behalf of our Board of Directors by mail, in person, by telephone and through the Internet. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.
How Will Voting On Any Other Matter Be Conducted?
Although we do not know of any matters to be presented or acted upon at the Annual General Meeting other than the items described in this Proxy Statement, if any other matter is proposed and properly presented at the Annual General Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth as of the Record Date, the beneficial ownership of our ordinary shares by (i) each director and director nominee of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table below, and (iii) all directors and executive officers of the Company as a group:

Name	Ordinary Shares (a)	Notional Shares (b)	Options Exercisable or RSUs Vesting Within 60 Days (c)
C. Cico	3,122	—	—
K. S. Hachigian	3,794	—	—
N. Parent Haughey	—	—	—
D. I. Schaffer	3,631	—	—
C. L. Szews	—	—	—
M. E. Welch	3,733	—	—
D. D. Petratis	165,173	—	170,382
P. S. Shannon	26,688	21,391	73,985
J. N. Braun	5,722	—	2,058
T. P. Eckersley	7,251	8,192	53,159
L. V. Moretti	10,198	—	18,342
All directors and executive officers as a group (17 persons)(d)	279,627	36,052	395,957
____________

(a)	Represents ordinary shares held directly.

(b)	Represents ordinary shares and ordinary share equivalents notionally held under the EDCP that are not distributable within 60 days of the Record Date.

(c)	Represents ordinary shares as to which directors and executive officers had stock options exercisable or RSUs that vest within 60 days of the Record Date, under the 2013 Stock Plan.

(d)
The Company’s ordinary shares beneficially owned by all current directors and executive officers individually and as a group (including shares issuable under exercisable options or vesting RSUs) aggregated less than 1% of the total outstanding ordinary shares. Ordinary shares and ordinary share equivalents notionally held under the EDCP are not counted as outstanding shares in calculating these percentages because they are not beneficially owned; the directors and executive officers have no voting or investment power with respect to these shares or share equivalents.

The following table sets forth each shareholder which is known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares of the Company based solely on the information filed by such shareholder on Schedule 13G under the Securities Exchange Act of 1934:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (a)
The Vanguard Group 100 Vanguard Blvd Malvern, Pennsylvania 19355	9,865,931 (b)	10.39
JPMorgan Chase & Co. 270 Park Ave New York, New York 10017	6,468,926 (c)	6.81
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	6,452,575 (d)	6.80
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	6,116,887 (e)	6.44
____________

(a)
The ownership percentages set forth in this column are based on the Company’s outstanding ordinary shares on the Record Date and assumes that each of the beneficial owners continued to own the number of shares reflected in the table above on such date.

(b)
Information regarding The Vanguard Group and its stockholdings was obtained from a Schedule 13G/A filed with the SEC on February 8, 2018. The filing indicated that, as of December 31, 2017, Vanguard had sole voting power as to 132,852 shares, shared voting power as to 16,648 shares, sole dispositive power as to 9,717,850 shares and shared dispositive power as to 148,081.

(c)
Information regarding JPMorgan Chase & Co. and its stockholdings was obtained from a Schedule 13G/A filed with the SEC on January 16, 2018. The filing indicated that, as of December 31, 2017, JPMorgan Chase had sole voting power as to 5,309435 shares, shared voting power as to 2,839 shares, sole dispositive power as to 6,378,911 shares, and shared dispositive power as to 89,609 of such shares.

(d)
Information regarding T. Rowe Price Associates, Inc. and its stockholdings was obtained from a Schedule 13G/A filed with the SEC on February 14, 2018. The filing indicated that, as of December 31, 2017, T. Rowe Price had sole voting power as to 2,309,703 shares and sole dispositive power as to 6,452,575 shares.

(e)
Information regarding Black Rock, Inc. and its stockholdings was obtained from a Schedule 13G/A filed with the SEC on January 30, 2018. The filing indicated that, as of December 31, 2017, BlackRock had sole voting power as to 5,289,070 shares and sole dispositive power as to 6,116,887 shares.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2017 with respect to our ordinary shares that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	4,621,095	$24.17	3,378,905
Equity compensation plans not approved by security holders (2)	77,722	—	—
Total	4,698,817	$24.17	3,378,905
____________

(1)
Represents the 2013 Stock Plan. The weighted average exercise price includes stock options and stock appreciation rights outstanding under the 2013 Stock Plan. PSUs are included assuming target performance.

(2)	Represents the EDCP. Plan participants acquire our shares under the EDCP as a result of the deferral of salary, annual incentive awards and PSUs.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company does not generally engage in transactions in which its executive officers, directors or nominees for directors, any of their immediate family members or any of its 5% shareholders have a material interest. Pursuant to the Company’s written related person transaction policy, any such transaction must be reported to management, which will prepare a summary of the transaction and refer it to the Corporate Governance and Nominating Committee for consideration and approval by the disinterested directors. The Corporate Governance and Nominating Committee reviews the material terms of the related person transaction, including the dollar values involved, the relationships and interests of the parties to the transaction and the impact, if any, to a director’s independence. The Corporate Governance and Nominating Committee only approves those transactions that are in the best interest of the Company. In addition, the Company’s Code of Conduct, which sets forth standards applicable to all employees, officers and directors of the Company, generally proscribes transactions that could result in a conflict of interest for the Company. Any waiver of the Code of Conduct for any executive officer or director requires the approval of the Company’s Board of Directors. Any such waiver will, to the extent required by law or the NYSE, be disclosed on the Company’s website at www.allegion.com or on a current report on Form 8-K. No such waivers were requested or granted in 2017.
We have not made payments to directors other than the fees to which they are entitled as directors (described under the heading “Compensation of Directors”) and the reimbursement of expenses related to their services as directors. We have made no loans to any director or officer nor have we purchased any shares of the Company from any director or officer.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than ten percent of the Company’s ordinary shares, to file reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, all Section 16(a) filing requirements were complied with for the year 2017.
SHAREHOLDER PROPOSALS AND NOMINATIONS
Any proposal by a shareholder intended to be presented at the 2019 annual general meeting of Shareholders of the Company must be received by the Company at its registered office at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, Attn: Secretary, no later than December 21, 2018, for inclusion in the proxy materials relating to that meeting. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposals to be eligible for inclusion in our 2019 proxy statement.
Our Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board of Directors in connection with annual general meetings of shareholders or pursuant to written shareholder consents or who wish to bring other business before a shareholders’ general meeting. All such nominations must be accompanied by certain background and other information specified in the Articles of Association. In connection with the 2019 annual general meeting, written notice of a shareholder’s intention to make such nominations or bring business before the annual general meeting must be given to the Secretary of the Company not later than March 7, 2019. If the date of the 2019 annual general meeting occurs more than 30 days before, or 60 days after, the anniversary of the 2018 annual general meeting, then the written notice must be provided to the Secretary of the Company not later than the seventh day after the date on which notice of such annual general meeting is given.
The Corporate Governance and Nominating Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to the Committee, care of the Secretary of the Company, at the Company’s registered address. In addition to considering candidates recommended by shareholders, the Committee considers potential candidates recommended by current directors, Company officers, employees and others. As stated in our Corporate Governance Guidelines, all candidates for Board membership are selected based upon their judgment, character, achievements and experience in matters affecting business and industry. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.
In order for you to bring other business before a shareholder general meeting, timely notice must be received by the Secretary of the Company within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our Proxy Statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
If a shareholder wishes to communicate with the Board of Directors for any other reason, all such communications should be sent in writing, care of the Secretary of the Company, or by email at allegionboard@allegion.com.

HOUSEHOLDING
SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at its registered office at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, Attention: Secretary or by accessing it on the Company’s website at www.allegion.com.
Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.
Dated: April 20, 2018

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 4, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to submit your proxy up until 11:59 P.M. Eastern Time on June 4, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Carla Cico	☐	☐	☐
1b. Kirk S. Hachigian	☐	☐	☐
1c. Nicole Parent Haughey	☐	☐	☐
1d. David D. Petratis	☐	☐	☐
1e. Dean I. Schaffer	☐	☐	☐
1f. Charles L. Szews	☐	☐	☐
1g. Martin E. Welch III	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE BRING, IN ADDITION TO THIS ADMISSION TICKET, A PROPER FORM OF IDENTIFICATION.

ADMISSION TICKET

ALLEGION PLC
ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 5, 2018
5:30 p.m., local time
The Shelbourne
27 St. Stephen's Green
Dublin 2, Ireland

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND ONE GUEST.

NOTE: VIDEO, STILL PHOTOGRAPHY AND RECORDING DEVICES ARE NOT PERMITTED AT THE ANNUAL GENERAL MEETING. YOUR COOPRATION IS APPRECIATED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Form 10-K and Irish Statutory Accounts are available at www.proxyvote.com

ALLEGION PLC
Annual General Meeting of Shareholders
June 5, 2018 5:30 p.m.
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) David D. Petratis, Patrick S. Shannon and Jeffrey N. Braun, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all ordinary shares of ALLEGION PLC (the "Company") which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at The Shelbourne, 27 St. Stephen's Green, Dublin 2, Ireland, on Tuesday June 5, 2018 at 5:30 p.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess, if then and there personally present, upon the matters described in the Notice of Annual General Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournments.

Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of the company. If you wish to appoint a person other than the designated officers of the Company, please contact the Company Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be voted. A proxy is required to vote in accordance with any instructions given to him/her. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN THE MANNER RECOMMENDED BY THE COMPANY'S BOARD OF DIRECTORS ON ALL MATTERS AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.

0000364708_2 R1.0.1.17

Continued and to be signed on reverse side